Exhibit 2.1

ACQUISITION AGREEMENT

by and among

TRUGOLF HOLDINGS, INC.

and

18141991 CANADA INC.

and

POLYMATH RESEARCH INC.

Dated as of August 17, 2026

i

ii

iii

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”), dated as of August 17, 2026, by and among TruGolf Holdings, Inc., a Nevada corporation (the Parent”), 18141991 Canada Inc., a corporation incorporated under the federal laws of Canada (“SubCo”), and Polymath Research Inc., a corporation incorporated under the federal laws of Canada (the “Company”).

RECITALS

WHEREAS:

A.	It is intended that the Company and SubCo, a wholly-owned subsidiary of the Parent, will amalgamate (the “Amalgamation”) and form one corporation (“Amalco”) under the provisions of the Canada Business Corporations Act (the “CBCA”);

B.	The Parent has shares of its Class A common stock (the “Parent Series A Common Stock”) listed on the Nasdaq Capital Market LLC (“Nasdaq”);

C.	Upon the Amalgamation taking effect, Polymath Shareholders will receive such number of shares of Parent Common Stock and such number of shares of Parent Series C Convertible Preferred Stock of the Parent (the “Parent Convertible Preferred Stock”) and holders of Polymath Options will receive Replacement Options, in each case in the proportion and to the extent set out herein;

D.	The Board of Directors (the “Company Board”) of the Company has deemed it advisable and in the best interests of the Company and the Polymath Shareholders that the Company engage in the Amalgamation and the transactions contemplated by this Agreement;

E.	The Company Board has unanimously approved this Agreement upon the terms and subject to the conditions set forth in this Agreement;

F.	The Parent Board and the SubCo Board have each deemed it advisable and in the best interests of each and each of its shareholders that the Parent and SubCo engage in the Amalgamation and the transactions contemplated by this Agreement;

G.	Each of the Parent Board and the SubCo Board have unanimously approved this Agreement upon the terms and subject to the conditions set forth in this Agreement;

H.	The Parent, SubCo and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Amalgamation and the Transaction and to prescribe certain conditions to the Amalgamation and the Transaction as specified herein; and

I.	In connection with the transactions contemplated in this Agreement, the Parent has agreed to enter into the Amended Exchange Agreement on the Closing Date pursuant to which the Parent will raise, in one or more tranches to be consummated on or after the Closing Date, an aggregate of up to $5,000,000 in stated value (the “Concurrent Financing”).

1

AGREEMENT

NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each of the Parent, SubCo and the Company hereby agree as follows:

Article I

interpretation

Section 1.1 Definitions. In this Agreement, the following defined terms have the meanings hereinafter set forth:

(a) “Action” means, with respect to any Person, any litigation, legal action, lawsuit, claim, audit, arbitration or other proceeding (whether civil, administrative, quasi-criminal or criminal) before any Governmental Entity against such Person or its business or affecting any of its assets;

(b) “Advisor Agreement” has the meaning ascribed to such term in Section 8.3(o);

(c) “Affiliate” has the meaning ascribed to such term in the CBCA;

(d) “Agreement” means this Acquisition Agreement as supplemented, modified or amended, and not to any particular article, section, schedule, exhibit or other portion hereof;

(e) “Allocated Capital” has the meaning ascribed to such term Section 7.3;

(f) “Amalco” has the meaning ascribed to such term in the recitals;

(g) “Amalco Shares” means the common shares in the capital of Amalco;

(h) “Amalgamation” has the meaning ascribed to such term in the recitals;

(i) “Amended Exchange Agreement” has the meaning ascribed to such term in Section 2.16(a);

(j) “Applicable Laws” means, in the context that refers to one or more Persons, any domestic or foreign, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, that is binding upon or applicable to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

2

(k) “Articles of Amalgamation” means the Form 9 Articles of Amalgamation with respect to the Amalgamation, to be sent to the Director, as contemplated by the CBCA, in the form to be mutually agreed upon by the Parties;

(l) “Board Agreements” means the agreements to be entered into by the Parent and each of the directors of the Parent Board;

(m) “Business Day” means a day other than a Saturday, Sunday or a day on which banks in the State of Nevada or the Province of Ontario are authorized or required by Applicable Laws to be closed;

(n) “By-Laws” means the by-laws of Amalco to be in the form to be mutually agreed upon by the Parties;

(o) “CBCA” has the meaning ascribed to such term in the recitals;

(p) “Certificate of Amalgamation” means the certificate issued under the CBCA certifying the filing of Amalco’s Articles of Amalgamation;

(q) “Certificate of Designation” means a certificate of designation for the Parent Convertible Preferred Stock in the form to be mutually agreed upon by the Parties;

(r) “Charter Amendment Proposal” has the meaning ascribed to such term in Section 7.2(a);

(s) “Closing” has the meaning ascribed to such term in Section 3.1;

(t) “Closing Date” has the meaning ascribed to such term in Section 3.1;

(u) “Closing Shares of Parent Common Stock” means the number of shares of Parent Series A Common Stock as is equal to 19.9% of the total issued and outstanding shares of Parent Series A Common Stock immediately before the Effective Time;

(v) “Closing Shares of Parent Convertible Preferred Stock” means the number of shares of Parent Convertible Preferred Stock that is equal to:

($140,000,000 minus (the product of the Closing Shares of Parent Common Stock multiplied by the Parent Closing Price)) —————————————————————— (divided by) the number of issued and outstanding Polymath Shares immediately before the Effective Date;

(w) “Code” has the meaning ascribed to such term in Section 4.1;

3

(x) “Company” has the meaning ascribed to such term in the recitals;

(y) “Company Balance Sheet” has the meaning ascribed to such term in Section 5.7;

(z) “Company Board” has the meaning ascribed to such term in the recitals;

(aa) “Company Bring-Down Certificate” has the meaning ascribed to such term in Section 8.1(e);

(bb) “Company Business” means building security token technology for capital raising and investor management for the private market ecosystem;

(cc) “Company Capital Stock” has the meaning ascribed to such term in Section 5.2;

(dd) “Company Constating Documents” has the meaning ascribed to such term in Section 5.1(b);

(ee) “Company Disclosure Letter” has the meaning ascribed to such term in Article V;

(ff) “Company Financial Statements” means the audited consolidated annual financial statements of the Company for the years ended December 31, 2025 and 2024, and the unaudited consolidated interim financial statements of the Company for the three month period ended March 31, 2026 (each prepared in accordance with GAAP);

(gg) “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of the Company to consummate the Amalgamation or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, a Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Applicable Law or other action by any Governmental Entity in response thereto, (3) changes in Applicable Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, or (5) any specific action taken (or omitted to be taken) by the Company at or with the express written consent of the Parent; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate;

4

(hh) “Company Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries in whole or in part;

(ii) “Company Registered IP” has the meaning ascribed to such term in Section 5.19(a);

(jj) “Company Shareholder Approval” has the meaning ascribed to such term in Section 5.4(c);

(kk) “Concurrent Financing” has the meaning ascribed to such term in the recitals;

(ll) “Confidentiality Agreement” has the meaning ascribed to such term in Section 7.9;

(mm) “Contract” means any contract, covenant, plan, undertaking, concession, agreement, agreement in principle, franchise, instrument, license, sublicense, lease, sublease, note, bond, indenture, deed of trust, mortgage, Lien, loan agreement, instrument of Indebtedness or other understanding, commitment or arrangement, whether written or oral;

(nn) “Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(oo) “Conversion Proposal” has the meaning ascribed to such term in Section 7.2(a);

(pp) “Covered Person” has the meaning ascribed to such term in Section 6.2(d);

(qq) “D&O Indemnified Parties” has the meaning ascribed to such term in Section 7.5(a);

(rr) “Delivered Returns” has the meaning ascribed to such term in Section 5.15(h);

(ss) “Director” means the director appointed under Section 260 of the CBCA;

5

(tt) “Disqualifying Event” has the meaning ascribed to such term in Section 6.2(d);

(uu) “Dissenting Shareholder” means a registered holder of Polymath Shares who has validly exercised dissent rights in respect of the Amalgamation and transactions related thereto under the applicable and in accordance with the provisions of the CBCA;

(vv) “Dissenting Shares” has the meaning ascribed to such term in Section 4.2;

(ww) “Effective Date” means the effective date of the Amalgamation as set forth in the Articles of Amalgamation;

(xx) “Effective Time” means 12:01 a.m. (Eastern Standard time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date;

(yy) “Employee Plans” has the meaning ascribed to such term in Section 5.12(i);

(zz) “Environmental Laws” has the meaning ascribed to such term in Section 5.14;

(aaa) “Equity Incentive Plan” means mean the Parent’s 2026 Equity Incentive Plan;

(bbb) “Exchange Act” has the meaning ascribed to such term in Section 5.5(b);

(ccc) “Exchange Agreement” has the meaning ascribed to such term in Section 2.16(a);

(ddd) “Exchange Ratio” means the total of (i) the Closing Shares of Parent Common Stock and (ii) the number of shares of Parent Series A Common Stock if the Closing Shares of Parent Convertible Preferred Stock were converted on the Effective Date, divided by (iii) the number of issued and outstanding Polymath Shares immediately before the Effective Date;

(eee) “Foreign Plan” has the meaning ascribed to such term in Section 5.12(i);

(fff) “GAAP” means generally accepted accounting principles in the United States, consistently applied;

(ggg) “Government Contract” has the meaning ascribed to such term in Section 5.16(n);

6

(hhh) “Governmental Entity” has the meaning ascribed to such term in Section 5.5(b);

(iii) “Hazardous Materials” has the meaning ascribed to such term in Section 5.14;

(jjj) “Holders” has the meaning ascribed to such term in Section 2.16(a);

(kkk) “IFRS” means International Financial Reporting Standards applicable as of the date of the financial statements, document or event in question;

(lll) “Indebtedness” means (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the purchase price of property or other assets (including earnout, milestone, royalty, seller note, installment payment, contingency payments and similar obligations) or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (e) capitalized lease obligations; (f) all guarantees and similar obligations of such Person; (g) deferred revenue Liabilities of such Person; (h) all accrued interest, fees and charges in respect of any indebtedness; (i) obligations relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such agreements are terminated at the Closing; (j) obligations pursuant to conditional sale or other title retention agreements; (k) all bankers acceptances and overdrafts; and (l) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.

(mmm) “Indemnification Agreement” has the meaning ascribed to such term in Section 8.3(o);

(nnn) “Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by Applicable Law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derive economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from their disclosure or use, and other confidential information (“Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature;

7

(ooo) “ITA” means the Income Tax Act (Canada), as amended, including the regulations promulgated thereunder, as amended from time to time;

(ppp) “IT Systems” meaning ascribed to such term in Section 5.19(g);

(qqq) “IT Systems and Data” meaning ascribed to such term in Section 5.11;

(rrr) “Knowledge” of any party means the actual knowledge of any executive officer of such Party or other officer having primary responsibility for the relevant matter;

(sss) “Liens” has the meaning ascribed to such term in Section 5.5(a);

(ttt) “Material Contracts” has the meaning ascribed to such term in Section 5.16;

(uuu) “Nasdaq” means the Nasdaq Capital Market, LLC;

(vvv) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount);

(www) “Parent” has the meaning ascribed to such term in the recitals;

(xxx) “Parent Balance Sheet” means the audited balance sheet of the Parent as of December 31, 2025, included in the Parent’s Report on Form 10-K for the year ended December 31, 2025, and the interim balance sheet of the Parent for the three months ended March 31, 2026, included in the Parent’s Form 10-Q for the three months ended March 31, 2025, each as filed with the SEC;

(yyy) “Parent Board” has the meaning ascribed to such term in Section 6.1(b);

(zzz) “Parent Bring-Down Certificate” has the meaning ascribed to such term in Section 8.1(f);

(aaaa) “Parent Capital Stock” means the Parent Common Stock, the Parent Convertible Preferred Stock and any other stock that has or may be issued by the Parent;

(bbbb) “Parent Capital Stock Issuance” has the meaning ascribed to such term in Section 6.4(a);

8

(cccc) “Parent Closing Price” means the closing price of one (1) share of Parent Common Stock on the Nasdaq on the trading day immediately preceding the Closing Date;

(dddd) “Parent Common Stock” means the Parent Series A Common Stock and the Parent Series B Common Stock;

(eeee) “Parent Convertible Preferred Stock” has the meaning ascribed to such term in the recitals;

(ffff) “Parent Disclosure Letter” meaning ascribed to such term in Article VI;

(gggg) “Parent IT Systems” has the meaning ascribed to such term in Section 6.19(g);

(hhhh) “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of the Parent and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of the Parent or SubCo to consummate the Amalgamation or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, a Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Parent and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Applicable Law or other action by any Governmental Entity in response thereto, (3) changes in Applicable Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, or (5) any specific action taken (or omitted to be taken) by the Parent at or with the express written consent of the Company; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Parent and its Subsidiaries operate;

(iiii) “Parent Material Contracts” has the meaning ascribed to such term in Section 6.16(a);

(jjjj) “Parent Options” means stock options granted by the Parent;

9

(kkkk) “Parent Owned IP” means all Intellectual Property owned by the Parent or any of its Subsidiaries in whole or in part;

(llll) “Parent Plans” has the meaning ascribed to such term in Section 6.12(a);

(mmmm) “Parent Preferred Stock” means any class of preferred stock in the capital of the Parent;

(nnnn) “Parent Registered IP” has the meaning ascribed to such term in Section 6.19(a);

(oooo) “Parent SEC Documents” has the meaning ascribed to such term in Section 6.6(a);

(pppp) “Parent Series A Common Stock” means the Class A common stock in the capital of the Parent;

(qqqq) “Parent Series B Common Stock” means the Class B common stock in the capital of the Parent;

(rrrr) “Parent Series A Convertible Preferred Stock” means the series A convertible preferred stock in the capital of the Parent;

(ssss) “Parent Series B Convertible Preferred Stock” means the series B convertible preferred stock in the capital of the Parent, to be created and designated in connection with the Concurrent Financing;

(tttt) “Parent Series C Convertible Preferred Stock” means the series C convertible preferred stock in the capital of the Parent, to be created and designated in connection with the Amalgamation;

(uuuu) “Parent Stockholder Approval” has the meaning ascribed to such term in Section 6.4(a);

(vvvv) “Parent Stockholder Matters” has the meaning ascribed to such term in Section 7.2(a);

(wwww) “Parent Stockholder Meeting” has the meaning ascribed to such term in Section 7.2(a);

(xxxx) “Parent Warrants” means any share purchase warrants issued by the Parent to acquire any shares of Parent Capital Stock;

(yyyy) “Parties” means the Parent, SubCo and the Company and “Party” means any one of them;

(zzzz) “Permits” meaning ascribed to such term in Section 5.10;

10

(aaaaa) “Permitted Liens” meaning ascribed to such term in Section 5.18(a);

(bbbbb) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(ccccc) “Personal Information” means any information that alone or in combination with other information can be used to identify an individual;

(ddddd) “Polymath Options” means options to acquire Polymath Shares;

(eeeee) “Polymath Preferred Shares” means the Class B preferred shares and the Class C preferred shares in the capital of the Company;

(fffff) “Polymath Shareholders” means the holders of Polymath Shares;

(ggggg) “Polymath Shares” means common shares in the capital of the Company;

(hhhhh) “Pre-Closing Period” has the meaning ascribed to such term in Section 7.10;

(iiiii) “Privacy Laws” meaning ascribed to such term in Section 5.19(h);

(jjjjj) “Proxy Statement” has the meaning ascribed to such term in Section 7.1(a);

(kkkkk) “Replacement Option” has the meaning ascribed to such term in Section 2.12(a);

(lllll) “Representative” means, with respect to a Party, such Party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives;

(mmmmm) “Sarbanes-Oxley Act” has the meaning ascribed to such term in Section 6.6(a);

(nnnnn) “SEC” means the Securities and Exchange Commission;

(ooooo) “Securities Act” has the meaning ascribed to such term in Section 5.5(b);

(ppppp) “Special Resolution” has the meaning ascribed to such term in the CBCA;

(qqqqq) “SubCo” has the meaning ascribed to such term in the recitals;

(rrrrr) “SubCo Board” means the board of directors of SubCo;

11

(sssss) “SubCo Share” means common shares in the capital of SubCo;

(ttttt) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(uuuuu) “Takeover Laws” meaning ascribed to such term in Section 5.20;

(vvvvv) “Tax Return” means any return, declaration, report, election, claim for refund, information return, or statement filed or supplied or required to be filed or supplied to any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof;

(wwwww) “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Applicable Law or otherwise;

(xxxxx) “Tax Returns” means any return (including any information return), report, statement, information statement, schedule, notice, form, declaration, claim for refund, election, designation or any other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, including supporting schedules, records and statements required to be filed with respect to Taxes;

(yyyyy) “Taxes Payable” means any and all unpaid and payable income, franchise, goods and service, harmonized sales or sales Taxes of the Company as of the Closing Date;

12

(zzzzz) “Taxing Authority” means any Governmental Entity responsible for the administration, assessment, reassessment, determination, collection, enforcement, or imposition of any Tax, including the Canada Revenue Agency;

(aaaaaa) “Transaction” means the acquisition by the Parent of all the securities of the Company together with all of the other matters to be consummated pursuant to this Agreement;

(bbbbbb) “Transaction Expenses” means the aggregate amount (without duplication) of all costs, fees and expenses incurred by the Parent or any of its Subsidiaries (including SubCo), or for which the Parent or any of its Subsidiaries are liable in connection with the transactions contemplated hereby and the negotiation, preparation and execution of this Agreement, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of the Parent and (b) any single-trigger bonuses, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that are due and payable to any director, officer, employee or consultant solely as a result of the consummation of the transactions contemplated hereby, together with any payroll Taxes associated therewith;

(cccccc) “Trade Secrets” has the meaning ascribed to such term in Section 1.1(nnn);

(dddddd) “WARN Act” has the meaning ascribed to such term in Section 5.13(d);

(eeeeee) “Withholding Agent” has the meaning ascribed to such term in Section 4.1; and

(ffffff) “Working Capital” has the meaning ascribed to such term Section 6.2(e).

Section 1.2 Interpretation. For the purposes of this Agreement, except as otherwise expressly provided:

(a) the division of this Agreement into articles, sections and subsections is for convenience of reference only and does not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereto”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(b) words importing the singular number include the plural and vice versa, and words importing the use of any gender include all genders;

13

(c) the word “including”, when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(d) if any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day in the place where an action is required to be taken, such action is required to be taken on the next succeeding day which is a Business Day in such place;

(e) any reference in this Agreement to any statute or any Section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or Section as amended, restated or re-enacted from time to time, and to any regulations promulgated thereunder. References to any agreement or document shall be to such agreement or document, as it may have been or may hereafter be amended, supplemented, replaced or restated from time to time;

(f) all references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement;

(g) all representations, warranties, covenants and opinions in or contemplated by this Agreement as to the enforceability of any covenant, agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally, and the discretionary nature of certain remedies (including specific performance and injunctive relief and general principals of equity); and

(h) the Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement.

Article II

THE AMALGAMATION

Section 2.1 Agreement to Amalgamate. The Parties agree that SubCo and the Company shall amalgamate by way of statutory amalgamation pursuant to the provisions of the CBCA as of the Effective Date and continue as one corporation on the terms and conditions set out in this Agreement.

Section 2.2 Effect of Amalgamation. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time:

(a) the Company and SubCo shall be amalgamated and continue as one corporation;

(b) each of the Company and SubCo shall cease to exist as entities separate from Amalco;

(c) the property and assets of each of SubCo and the Company shall continue to be the property and assets of Amalco;

(d) Amalco shall continue to be liable for the liabilities and obligations of each of SubCo and the Company;

(e) Amalco will be a wholly-owned subsidiary of the Parent; and

(f) the Articles of Amalgamation shall be the articles of incorporation of Amalco, and the Certificate of Amalgamation will be deemed to be the certificate of incorporation of Amalco.

Section 2.3 Name. The name of Amalco shall be “Polymath Research Inc.” or such other name as determined by the directors of the Company.

Section 2.4 Registered Office. The registered office of Amalco shall be First Canadian Place, 100 King Street West, Suite 5700, Toronto, ON M5X 1C7.

Section 2.5 Authorized Capital and Restrictions on Share Transfers. The authorized capital of Amalco shall consist of an unlimited number of common shares without par value, which shall have the rights, privileges, restrictions and conditions set out in the Articles of Amalgamation. No shares of Amalco may be transferred except in compliance with the restrictions set out in the Articles.

Section 2.6 Fiscal Year. The fiscal year end of Amalco shall be December 31 of each calendar year.

Section 2.7 Business. There shall be no restriction on the business which Amalco is authorized to carry on.

Section 2.8 Initial Directors of Amalco. The first director of Amalco shall be the person whose name appear below or such other person(s) as the Parent may determine:

Name
Natalie Hirsch

Such director shall hold office until the first annual meeting of shareholders of Amalco or until her successor is elected or appointed.

Section 2.9 Initial Officers of Amalco. The first officers of Amalco shall be the persons whose names and positions appear below or such other person(s) as the Parent may determine:

Name	Position
Natalie Hirsch	Chief Executive Officer, Chief Financial Officer/Chief Operating Officer

14

Section 2.10 Directors and Officers of the Parent Post-Closing.

(a) At or prior to the Effective Date, the Parties shall take all action:

(i)	(including, to the extent necessary, procuring the resignation of any director on the Parent Board) so that, as of immediately after the Effective Time, such Parent Board consist of the individuals listed in Section 2.10(a)(i) of the Parent Disclosure Letter;

(ii)	(including, to the extent necessary, procuring the resignation or removal of any officers of the Parent immediately prior to the Effective Time) so that, as of the Effective Time, the Parent officers shall initially consist of the Persons listed in Section 2.10(a)(ii) of the Parent Disclosure Letter; and

(iii)	as applicable to cause the Persons listed in Section 2.10(a)(i) of the Parent Disclosure Letter to resign without payment by or any liability to the Company or the Parent, including any change in control or bonus payments and commitments.

(b) The Company and the Parent shall enter into mutual releases with all former directors and officers of the Parent, in a form acceptable to the Parent and the Company, acting reasonably, at the Effective Time.

Section 2.11 Exchange of SubCo Shares and Polymath Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time:

(a) the Polymath Shareholders will receive on a pro-rata basis:

(i)	the Closing Shares of Parent Common Stock; and

(ii)	the Closing Shares of Parent Convertible Preferred Stock,

all as set forth in Section 2.11(a) of the Parent Disclosure Letter and the Polymath Shares will be cancelled;

(b) each Parent Convertible Preferred Stock held by the Company, if any, shall be cancelled for no additional consideration therefore;

(c) the Parent will receive one (1) Amalco Share in exchange for each SubCo Share held by it and the SubCo Share held by the Parent will be cancelled;

15

(d) in consideration for the Parent’s issuance of the Parent Convertible Preferred Stock referenced in Section 2.11(a), Amalco shall issue to the Parent one Amalco Share for each Parent Convertible Preferred Stock issued by the Parent under Section 2.11(a); and

(e) no fractional Parent Common Stock or Parent Convertible Preferred Stock will be issued pursuant to this Agreement. In the event that a Polymath Shareholder would otherwise be entitled to a fractional security hereunder, the number of securities issued to such Polymath Shareholder shall be rounded up to the next greater whole number of shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next lesser whole number of shares if the fractional entitlement is less than 0.5. In calculating such fractional interests, all Polymath Shares registered in the name of or beneficially held by such Polymath Shareholder or their nominee shall be aggregated.

Section 2.12 Convertible Securities.

(a) At the Effective Time, each outstanding Polymath Option to purchase shares of Polymath Shares granted under the Company’s Stock Option Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire Polymath Shares and shall be assumed and converted, at the Effective Time, into an option to purchase shares of Parent Common Stock (each, a “Replacement Option”), on the same terms and conditions (including any vesting or forfeiture and post-termination exercise provisions as were applicable to such Polymath Option as of immediately prior to the Effective Time). For purposes of clarification, (x) no Polymath Option shall be amended to waive any acceleration of vesting in connection with the Amalgamation, and (y) all Replacement Options will continue to vest in accordance with the terms of the Polymath Options upon closing of the Amalgamation to the extent the agreements governing the Polymath Options so provide. The number of shares of Parent Common Stock subject to each such Replacement Option shall be equal to (i) the number of Polymath Shares subject to each Polymath Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded up, if necessary, to the nearest whole share of Parent Common Stock, and such Replacement Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Polymath Share otherwise purchasable pursuant to such Polymath Option divided by (B) the Exchange Ratio; provided, that in the case of any Polymath Option to which Section 421 of the Code applies as of the Effective Time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Polymath Option to which Section 409A of the Code applies as of the Effective Time, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional Taxes thereunder.

16

(b) The Replacement Options shall be governed by the terms and conditions of the Equity Incentive Plan.

(c) The Parent shall take all action necessary to issue the Replacement Options as contemplated in Section 2.12(a) and Section 2.12(b).

Section 2.13 Dissenting Shareholders. Registered Polymath Shareholders will be entitled to exercise dissent rights with respect to their Polymath Shares in connection with the Amalgamation pursuant to and in the manner set forth in the CBCA. The Company shall give the Parent notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such dissent rights and received by the Company and shall provide the Parent with copies of such notices and written objections. Polymath Shares which are held by a Dissenting Shareholder shall not be exchanged for Parent Convertible Preferred Stock pursuant to the Amalgamation. However, if a Dissenting Shareholder fails to perfect or effectively withdraws such Dissenting Shareholder’s claim under the CBCA or forfeits such Dissenting Shareholder’s right to make a claim under the CBCA, or if such Dissenting Shareholder’s rights as a Polymath Shareholder are otherwise reinstated, such Polymath Shareholder’s Polymath Shares shall thereupon be deemed to have been exchanged for Parent Convertible Preferred Stock as of the Effective Time as prescribed herein.

Section 2.14 Completion of the Amalgamation and Effective Date. Upon the satisfaction or waiver of the conditions herein contained in favor of each Party, the Company and SubCo shall deliver to the Director the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation. The Amalgamation shall become effective at the Effective Time.

Section 2.15 Acknowledgment of Resale Restrictions.

(a) In addition to any other resale restrictions that may be imposed, Polymath Shareholders will receive Parent Convertible Preferred Stock in exchange for such Polymath Shareholder’s Polymath Shares which will bear a legend substantially in the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS.”

17

Section 2.16 Amended Exchange Agreement and Concurrent Financing

(a) The Parties acknowledge that the Parent will enter into an amendment and exchange agreement (the “Amended Exchange Agreement”) to the Amendment and Exchange Agreement dated April 22, 2025, as amended on May 28, 2025 and July 21, 2025, among the Parent and the holders of the Company Series A Preferred Stock (the “Holders”), (together, the “Exchange Agreement”) in respect of the Concurrent Financing pursuant to which the Parent will issue warrants to acquire Series B Convertible Preferred Stock, and any other documents ancillary to the Concurrent Financing, as applicable.

(b) The Parent shall complete the Concurrent Financing in one or more tranches, with the initial tranche of up to $3,000,000 required to close within the timeframes set forth in the Amended Exchange Agreement.

Article III

THE AMALGAMATION Closing

Section 3.1 Closing. The closing of the Amalgamation (the “Closing”) shall take place on such date, time or place as agreed to in writing by the Parent and the Company, following the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in Article VIII (subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions), remotely by electronic exchange of documents. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Article IV

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES

Section 4.1 Withholding Rights. The Parent (the “Withholding Agent”) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Polymath Shares or otherwise pursuant to this Agreement such amounts as the Parent reasonably determines it is required to deduct and withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law (including through the use of proceeds from the sale of the shares of Parent Capital Stock); provided that if a Withholding Agent determines that any payment to any shareholder of the Company hereunder is subject to deduction and/or withholding, then, except with respect to compensatory payments or as a result of a failure to deliver the certificate described in Section 7.7, such Withholding Agent shall (i) provide notice to such shareholder as soon as reasonably practicable after such determination and (ii) use commercially reasonable efforts to cooperate with such shareholder prior to Closing to reduce or eliminate any such deduction and/or withholding. To the extent that amounts are so deducted and withheld and are remitted to the applicable taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 4.2 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, each Polymath Share outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of the Polymath Shares in accordance with Section 190 of the CBCA (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive a portion of the Parent Convertible Preferred Stock unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the CBCA. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Parent Convertible Preferred Stock, if any, to which such holder is entitled, without interest. The Company shall give the Parent (a) prompt notice of any demands received by the Company for appraisal of any Polymath Shares issued and outstanding immediately prior to the Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the CBCA and received by the Company relating to shareholders’ rights to appraisal with respect to the Amalgamation and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the CBCA. The Company shall not, except with the prior written consent of the Parent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

18

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to the Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to the Parent and SubCo as follows:

Section 5.1 Organization, Standing and Power.

(a) The Company (i) is an entity duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has previously made available to the Parent true and complete copies of the constating documents of the Company (the “Company Constating Documents”) and for each of Company’s Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Constating Documents and none of Company’s Subsidiaries are in violation of any provision of their applicable constating documents. Except with respect to the extent relating to the transactions contemplated by this Agreement or in draft form and except as may be redacted to preserve a privilege (including attorney-client privilege), the Company has made available to the Parent true and complete copies of the minutes of all meetings of the Company’s shareholders, the Company Board and each committee of the Company Board held since January 1, 2024.

Section 5.2 Capital Stock. The authorized capital stock of the Company consists of an unlimited number of Polymath Shares, an unlimited number of non-voting common shares of the Company, an unlimited number of Class B preferred shares and an unlimited number of Class C preferred shares (collectively, the “Company Capital Stock”). As of the date hereof, (i) 10,506,129 Polymath Shares (excluding treasury shares) are issued and outstanding, (ii) no Polymath Shares are held by the Company in its treasury, (iii) no Polymath Preferred Shares issued and outstanding (iv) no Polymath Preferred Shares are held by the Company in its treasury, (v) the Polymath Options are set forth in Section 5.2 of the Company Disclosure Letter, and (vi) no Polymath Warrants are issued and outstanding. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. The Company does not have outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company on any matter. Except as set forth above in this Section 5.2 and Section 5.2 of the Company Disclosure Letter, there are no outstanding (A) shares of Company Capital Stock or other voting securities or equity interests of the Company, (B) securities of the Company or its Subsidiaries, convertible into or exchangeable or exercisable for shares of Company Capital Stock or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company, or obligations of the Company to issue, any shares of Company Capital Stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C), or (E) obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except as set forth in Section 5.2 of the Company Disclosure Letter, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company, or any of Company’s Subsidiaries, is a party or of which the Company has Knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any capital stock or other voting securities or equity interests of the Company.

19

Section 5.3 Subsidiaries. Section 5.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of Company, including its jurisdiction of incorporation or formation. Each of Company’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 5.3 of the Company Disclosure Letter lists all outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary and identifies the owner of such shares of capital stock and other voting securities or equity interests. All such shares of capital stock of each Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens other than Permitted Liens of Company and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and as set forth in Section 5.3 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 5.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Amalgamation and the other transactions contemplated hereby, subject, in the case of the consummation of the Amalgamation, to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and SubCo, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Applicable Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

20

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Amalgamation and the other transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Amalgamation, (iii) directing that the Amalgamation be submitted to the shareholders of the Company for approval, and (iv) resolving to recommend that the Company’s shareholders vote in favor of the approval of the Amalgamation, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Special Resolution of the holders of the Polymath Shares outstanding (collectively, the “Company Shareholder Approval”) is the only approval of the holders of any class or series of the Company Capital Stock or other securities required in connection with the consummation of the Amalgamation and the other transactions contemplated hereby. Other than the Company Shareholder Approval, no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company.

Section 5.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Amalgamation and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Constating Documents, (ii) any Contract to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.5(b), any Applicable Law or by which the Company or any of its properties or assets may be bound, except as, in the case of clause (ii) as would not be, or would not reasonably be expected to be, material.

21

(b) Except as set forth in Section 5.5(b) of the Company Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, provincial, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, stock exchange, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Amalgamation and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, and (iii) the filing of the Article of Amalgamation as required by the CBCA.

Section 5.6 Financial Statements.

(a) True and complete copies of the Company Financial Statements are attached hereto as Section 5.6(a) of the Company Disclosure Letter. The Company Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) as to the fiscal year ended December 31, 2025 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein.

(b) The books of account and financial records of the Company and its Subsidiaries are true and correct and have been prepared and are maintained in accordance with sound accounting practice.

(c) The Company, and each of the Company’s Subsidiaries, maintains a system of internal accounting controls consistent with the practices of similarly situated private companies designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company, and each of Company’s Subsidiaries, and to maintain accountability of the Company’s, and each of Company’s Subsidiaries’, assets, (iii) access to the Company’s, and each of Company’s Subsidiaries’, assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Company’s, and each of Company’s Subsidiaries’, assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company, and each of Company’s Subsidiaries, maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external.

22

(d) Except as set forth in Section 5.6(d) of the Company Disclosure Letter, since January 1, 2024, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and each of Company’s Subsidiaries, (ii) any fraud, whether or not material, that involves the Company, the Company’s Subsidiaries, the management of the Company or the Company’s Subsidiaries or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and the Company’s Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 No Undisclosed Liabilities. Except as set forth in Section 5.7 of the Company Disclosure Letter, neither the Company, nor any of the Company’s Subsidiaries, have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet, except (a) to the extent accrued or reserved against in the audited balance sheet of the Company as of December 31, 2025 (such balance sheet, the “Company Balance Sheet”), and (b) for liabilities and obligations incurred in the Ordinary Course of Business consistent with past practice since the date of the Company Balance Sheet that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.8 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet and except as set forth in Section 5.8 of the Company Disclosure Letter: (x) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Company and its Subsidiaries have conducted their business only in the Ordinary Course of Business consistent with past practice; (y) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (z) the Company and its Subsidiaries have not:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of the Company or any Subsidiary or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of the Company Capital Stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the issuance of Polymath Shares upon the exercise of Polymath Options, in accordance with their terms);

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of formation or by-laws (or similar organizational documents);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization;

23

(d) created, incurred or assumed any Indebtedness; assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or made, cancelled or forgave any loans, advances or capital contributions to, or investments in, any other Person;

(e) hired any new officers or, except in the Ordinary Course of Business, any new employees or consultants;

(f) (i) merged or consolidated with any Person; or (ii) acquired, sold, leased, licensed or disposed of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than sales of assets to customers in the Ordinary Course of Business;

(g) mortgaged or pledged any of its property or assets or subject any such property or assets to any Lien;

(h) failed to take any action necessary to preserve the validity of any Company Intellectual Property or Permit;

(i) instituted or settled any Action;

(j) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Applicable Law, or revalued any of its material assets; or

(k) agreed in writing or otherwise to take any of the foregoing actions.

Section 5.9 Litigation. Except as set forth in Section 5.9 of the Company Disclosure Letter, there is no Action (or basis therefor) pending or, to the Knowledge of the Company, threatened against or affecting the Company or its Subsidiaries, its properties or assets, or any present or former officer, director or employee of the Company or Subsidiaries in such individual’s capacity as such. Neither the Company nor any of its Subsidiaries, or their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Amalgamation or any of the other transactions contemplated by this Agreement.

Section 5.10 Compliance with Applicable Laws. The Company and each of its Subsidiaries is and has been in compliance in all material respects with all Applicable Laws applicable to its businesses, operations, properties or assets. None of the Company or any of its Subsidiaries has received, since January 1, 2024, a notice or other written communication alleging or relating to a possible material violation of any Applicable Law applicable to its businesses, operations, properties, assets or Company Products (as defined below). The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals (collectively, the “Permits”) of all Governmental Entities necessary or advisable for it to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, nonrenewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

24

Section 5.11 Cybersecurity. There has been no security breach or other compromise of or relating to any of the Company’s or any of its Subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and the Subsidiaries have not been notified of, and has no Knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to its IT Systems and Data; (ii) the Company and its Subsidiaries are presently in compliance in all material respects, with all Applicable Laws, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; (iii) the Company and the Subsidiaries have implemented and maintained commercially reasonable safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) the Company and the Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.

Section 5.12 Benefit Plans.

(a) Section 5.12(a) of the Company Disclosure Letter sets forth a complete list of the Employee Plans in respect of any present or former employees, directors, officers, members, consultants, or independent contractors of the Company that are sponsored or maintained by the Company or with respect to which the Company has made or is required to make payments, transfers, or contributions. The Company does not have any liability with respect to any plan, arrangement, or practice of the type described in the preceding sentence other than the Employee Plans.

(b) True, correct, and complete copies of the following materials have been delivered or made available to the Parent: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to the Employee Plans, (iii) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, and (iv) any other documents, forms, or other instruments relating to any Employee Plan requested by the Parent.

25

(c) Each Employee Plan has been maintained, funded, operated, and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance with all Applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on fiduciaries or under Applicable Law with respect to the Employee Plans that would result in any liability being imposed on the Company. All contributions, transfers, and payments in respect of any Employee Plan have been or are fully deductible and will have been paid prior to or on the Closing Date. There is no pending or, to the Company’s Knowledge, threatened assessment, Action, complaint, proceeding, or investigation of any kind in any court or before any Governmental Entity with respect to any Employee Plan (other than routine claims for benefits), nor is there any basis for one. The Company has reserved all rights necessary to amend or terminate each of the Employee Plans in accordance with its terms, to the extent applicable.

(d) None of the Employee Plans is a defined benefit plan or a multiemployer plan as defined in Applicable Law.

(e) All (i) taxes, contributions, fees or insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made, or accrued on or before the Closing Date. With respect to any insurance policy providing funding for benefits under any Employee Plan, to the Company’s Knowledge, no insurance company issuing any such policy is in receivership, conservatorship, liquidation, or similar proceeding and, to the Company’s Knowledge, no such proceedings with respect to any insurer are imminent.

(f) No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by Applicable Law. No Employee Plan provides benefits to any individual who is not a current or former employee of the Company, or to the dependents or other beneficiaries of any former employee.

(g) Except as disclosed in Section 5.12(g) of the Company Disclosure Letter, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director, or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director, or consultant (or dependents of such Persons) of the Company.

(h) To the Company’s Knowledge, all Employee Plans comply in both form and operation with Applicable Law. The Company does not have any obligation to any Person to provide any “gross-up” or similar payment to any Person in the event any such Employee Plan fails to comply with Applicable Law.

26

(i) The term “Employee Plan” and “Employee Plans” shall mean each compensation, deferred compensation, bonus, and each incentive compensation, stock, share or unit purchase, stock, share or unit option and other equity compensation plan, program, agreement or arrangement; severance or termination pay, vacation pay, medical, health, surgical, hospitalization, life or other insurance, dental, eye care, disability (both long term and short-term), salary continuation, supplemental unemployment benefits, mortgage assistance, employee loan, employee discount, employee assistance, counselling, pension, retirement or supplemental retirement benefit plan, arrangement or agreement, including each defined benefit or defined contribution pension plan and group registered retirement savings plan, and each other similar employee benefit plan, arrangement or agreement, whether oral or written, funded or unfunded, excluding any public statutory plans that the Company is required to comply with (including the Canada pension plan and plans administered under applicable provincial health tax, workers’ compensation and employment insurance legislation). The term “Foreign Plan” means any Employee Plan that is maintained outside of Canada.

Section 5.13 Labor and Employment Matters.

(a) The Company and its Subsidiaries are and since January 1, 2023 have been in compliance in all material respects with all Applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, nondiscrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. Except as set forth in Section 5.13(a) of the Company Disclosure Letter, during the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees. Neither the Company nor any Subsidiary has any material actual or contingent liability with respect to (i) any misclassification of any person as an independent contractor rather than as an employee, as an employee rather than as an independent contractor, or as a non-employee when in fact employed, (ii) any employee or contractor leased from or staffed by another employer, or (iii) any person currently or formerly classified as exempt from, or otherwise not paid where, required, overtime and minimum or other wages.

(b) No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the Knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

27

(c) Section 5.13(c) of the Company Disclosure Letter contains a list of all current employees of the Company or any of its Subsidiaries (by employee identification number), along with the employer, position, date of hire, annual rate of compensation (or, where applicable, the hourly or per diem rate of compensation, or, if by commissions, a description of or cross-reference to the applicable terms), estimated or target annual incentive compensation of each such person, employee status of each such person (including whether the person is on leave of absence and the dates of such leave), part-time or full-time status, weekly working hours where not full-time, status as exempt or non-exempt from overtime, assigned work location, and remote work location. To the Knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his or her employment relationship with such entity in connection with or as a result of the transactions contemplated hereby.

(d) During the preceding three years, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. The Company and its Subsidiaries currently properly classify and for the past three (3) years have properly classified its and their employees as exempt or nonexempt in accordance with applicable overtime Applicable Laws, and no person treated as an independent contractor or consultant by the Company or any Subsidiary within the past three (3) years should have been properly classified as an employee under Applicable Law.

(e) All Persons treated as independent contractors rather than as employees have been properly so treated, and any compensation paid to them has been reported on IRS Form 1099 or other applicable Tax form. Except as disclosed in Section 5.13(e) of the Company Disclosure Letter, each such consultant or independent contractor is a party to a written agreement or Contract directly with the Company or the applicable Subsidiary or is engaged through written agreements between the Company or applicable Subsidiary and staffing agencies that treat such consultant or independent contractor as employees of the agency.

(f) Except as set forth in Section 5.13(f) of the Company Disclosure Letter, with respect to any current or former employee, officer, consultant or other service provider of the Company or any of its Subsidiaries, there are no Actions against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company or any of its Subsidiaries, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment-related matter arising under Applicable Laws, except where such action would not, individually or in the aggregate, result in the Company or any of its Subsidiaries incurring a material liability.

28

(g) Except with respect to any Company Plan (which subject is addressed in Section 5.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any Applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party.

(h) (i) Except as set forth in Section 5.13(h) of the Company Disclosure Letter, no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective current or former directors, officers or senior-level management employees, (ii) to the Knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) the Company has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of its directors, officers or employees described in clause (i) hereof or any independent contractor.

Section 5.14 Environmental Matters. The Company and its Subsidiaries (i) are in compliance with all Applicable Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including Applicable Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (collectively, the “Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

29

Section 5.15 Taxes.

(a) Except as disclosed in Section 5.15(a) of the Company Disclosure Letter, the Company has duly and on a timely basis prepared and filed all material Tax Returns required to be filed by it with the appropriate Taxing Authority and such Tax Returns are complete and correct in all material respects.

(b) The Company has paid, collected, withheld and remitted all Taxes which are due and payable, collectible, required to be withheld, or remittable, as applicable, by it (whether or not shown on a Company Tax Return) on or before the date hereof.

(c) Except as disclosed in Section 5.15(c) of the Company Disclosure Letter, the Company has not received any notice from any Taxing Authority that it is taking steps to assess additional Taxes against the Company for any period for which Tax Returns have been filed and, there are no actual or, to the Company’s Knowledge, pending audit investigations or other actions of or against the Company relating to Taxes.

(d) Except as disclosed in Section 5.15(d) of the Company Disclosure Letter, no tax return of the Company has been audited by any Taxing Authority during the past five years.

(e) The Company has no outstanding waiver of any statute of limitations in respect of Taxes or agreement to any extension of time within which to file any Tax Return or within which it is required to pay Taxes or within which any Taxing Authority may assess or collect Taxes for which the Company may be liable.

(f) There are no Liens for Taxes upon any of the assets or properties of the Company, except for Permitted Liens.

(g) There are no Actions now pending, made or threatened against the Company in respect of Taxes. As of the date hereof, there are no issued or pending private letter rulings, advance pricing agreements or similar agreements with any Taxing Authority that would bind the Company.

(h) The Company has delivered to the Parent true, correct and complete copies of all Tax Returns filed by or with respect to it with respect to all taxable years remaining open under the applicable statute of limitations (the “Delivered Returns”), and has delivered or made available to the Parent all relevant documents and information with respect thereto, including work papers, records, audit and examination reports, and statements of deficiencies proposed or assessed against or agreed to by the Company.

(i) There are no elections with respect to Taxes affecting the Company that were not made in the Delivered Returns.

(j) The Company Financial Statements properly and adequately accrue or reserve for Tax liabilities.

30

(k) The Company is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for income tax purposes in any jurisdiction.

(l) The Company is not party to or bound by any tax sharing agreement, tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Taxing Authority).

(m) The Company has not claimed a deduction or reserve under the ITA ;or any similar provision of a provincial taxing statute in computing its income in a taxation year for any Pre-Closing Period which may be included in a taxation year ending after the Closing Date.

(n) No circumstances exist which would make the Company subject to the application of any of Sections 79 to 80.04 of the ITA or the similar provisions of a provincial taxing statute.

(o) The Company has never been deemed for the purposes of the ITA or any Applicable Law of any Governmental Entity to have acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for amounts other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any person inside or outside Canada with whom it does not deal at arm’s length within the meaning of the ITA.

(p) The Company has not made an “excessive eligible dividend election” as defined in subsection 89(1) of the ITA in respect of any dividend paid, or deemed by any provision of the ITA to have been paid on any class of shares in its capital.

(q) Prior to the Closing Date, the Company has not made an election under subsection 83(2) of the ITA to deem a dividend to be a capital dividend for purposes of the ITA in an amount which exceeds the amount of the Company’s capital dividend account at the time of such election.

(r) The Company has not participated in a reorganization transaction in which a dividend was received to which subsection 55(2) of the ITA would apply, but for paragraph 55(3)(a) or paragraph 55(3)(b) of the ITA.

(s) The Company is registered for GST/HST purposes under Part IX of the Excise ITA (Canada) under registration number 78153 5711 RT0001.

(t) No Taxing Authority of a jurisdiction in which the Company has not filed a Tax Return has made any claim that the Company is or may be subject to Tax or required to file a Tax Return therein, and there is no reasonable basis for any such Taxing Authority to make any such claim.

31

(u) No Taxing Authority other than a Taxing Authority of Canada or of a jurisdiction listed in Section 5.15(u) of the Company Disclosure Letter asserts taxing jurisdiction over the Company.

(v) Section 5.15(v) of the Company Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) to which any income or other Tax is properly payable by the Company.

(w) Except as disclosed in Section 5.15(w) of the Company Disclosure Letter, the Company does not have any liabilities for unpaid Taxes with respect to the income, property, and operations of the Company that relate to any Pre-Closing Periods, except for Tax liabilities reflected in the Company Financial Statements or that have arisen after the date of the Company Financial Statements in the Ordinary Course of Business.

(x) The Company does not have, and has never had, a permanent establishment in any foreign country other than the country in which the Company is organized and does not and has not engaged in a trade or business in any foreign country other than the country in which the Company is organized.

(y) The Company is not a party to any agreement with any Taxing Authority outside the Ordinary Course of Business, the principal purpose of which is to provide a Tax incentive, Tax rebate, Tax holiday or similar arrangement with respect to the Company.

(z) Notwithstanding anything to the contrary contained in this Agreement, no representations or warranties are made as to the amount or availability of any net operating losses, or Tax credits in any taxable period (or portion thereof) ending on or after the Closing Date.

(aa) For all transactions between the Company and any Person not resident in Canada for purposes of the ITA with whom the Company was not dealing at arm’s length, the Company has made or obtained records or documents that meet the requirements of sections 247(4)(a) to (c) of the ITA. There are no transactions to which section 247(2) or (3) of the ITA may reasonably be expected to apply except as may be set forth in Section 5.15 of the Company Disclosure Letter.

(bb) The tax attributes of the assets of the Company were, in respect of the relevant point in time, accurately reflected in the Tax Returns of the Company, as applicable, and have not, in a manner that would be material to the Company, changed since the date of such Tax Returns, except to the extent that such attributes have been used in the Ordinary Course of Business or as a result of completion of any transaction contemplated by this Agreement.

(cc) The Company has not participated in any “reportable transactions” within the meaning of Section 237.3 of the ITA.

32

(dd) The Company is not liable for the Taxes of any Person under subsection 160(1) of the ITA or any similar provision of state, provincial, local or foreign Applicable Law.

(ee) The Company is not a non-resident of Canada for purposes of the ITA.

For purposes of this Section 5.15, where the context permits, each reference (i) to the Company shall also apply to any Company Subsidiary and (ii) to the Company or any of its Subsidiaries shall include a reference to any person for whose Taxes the Company or any of its Subsidiaries is liable under Applicable Law.

Section 5.16 Contracts. Section 5.16 of the Company Disclosure Letter lists the following Contracts (each a “Material Contract”) to which the Company or any Subsidiary is a party:

(a) any Contract (or group of related Contracts) for the purchase of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $250,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(b) any Contract providing for any royalty, milestone or similar payments by the Company or any Subsidiary;

(c) any Contract concerning the establishment or operation of a partnership, joint venture or limited liability company;

(d) any Contract (or group of related Contracts) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Lien on any of its assets, tangible or intangible;

(e) any Contract providing for “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by the Company or any Subsidiary;

(f) any Contract for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any Contract for the acquisition of the assets or business of any other Person (other than purchases of supplies or components in the Ordinary Course of Business);

(g) any (A) employment Contract and (B) independent contractor or consulting Contract that, in the case of this clause (B), involves payments in excess of $150,000 within any twelve (12) month period;

33

(h) any Contract, plan, policy or program providing for severance, retention, change in control payments or transaction-based payments or benefits (including, without limitation, the accelerated vesting or timing of payment of any payments or benefits);

(i) any settlement Contract or settlement-related Contract (including any Contract in connection with which any employment-related claim is settled);

(j) any Contract involving any current or former officer, director or stockholder of the Company or any Affiliate thereof;

(k) any Contract under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(l) any agency, distributor, sales representative, franchise or similar Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;

(m) any Contract that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of the Subsidiaries or the Parent or any of its Affiliates as currently conducted and as currently proposed to be conducted;

(n) any Contract with any Governmental Entity or any subcontract with a higher-tier government contractor for the provision of goods or services to a Governmental Entity (a “Government Contract”);

(o) any Contract involving standstill or similar arrangements;

(p) any Contract that would entitle any third party to receive a license or any other right to Intellectual Property of the Parent or any of the Parent’s Affiliates (excluding the Company and the Subsidiaries) following the Closing; and

(q) any other Contract (or group of related Contracts) either involving more than $250,000 or not entered into in the Ordinary Course of Business.

(r) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such material default, event or condition. The Company has made available to the Parent true and complete copies of all Material Contracts, including all amendments thereto.

34

Section 5.17 Insurance. Each of Company and its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 5.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 5.18 Properties.

(a) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective business as currently conducted, free and clear of all Liens other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted (the “Permitted Liens”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) Each of Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect

35

(c) Section 5.18(c) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries and (ii) all real property leased for the benefit of the Company or any of its Subsidiaries.

(d) This Section 5.18 does not relate to Intellectual Property, which is the subject of Section 5.19.

Section 5.19 Intellectual Property.

(a) Section 5.19(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) patents and pending patent applications; (ii) trademark registrations and applications; (iii) copyright registrations and applications; and (iv) domain names of the Company or its Subsidiaries, in each case owned by, controlled by or exclusively licensed to the Company and its Subsidiaries (collectively, “Company Registered IP”), and in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance, names of all current applicant(s) and registered owners(s), as applicable. All of the Company Registered IP is subsisting and, in the case of any Company Registered IP that is registered or issued to the Company, valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company. No Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of the Company, no such action is threatened with respect to any of the Company Registered IP. The Company or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens), all Company Owned IP, including all Intellectual Property created on behalf of the Company or its Subsidiaries by employees or independent contractors and the Company has the right to bring actions for the infringement of such Company Owned IP.

(b) Section 5.19(b) of the Company Disclosure Letter accurately identifies (i) all contracts pursuant to which any Company Registered IP is licensed to the Company or its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal-use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and any of its Subsidiaries and their employees in Company’s standard form thereof), (ii) the corresponding Company contract pursuant to which such Company Registered IP is licensed to the Company or any of its Subsidiaries and (iii) whether the license or licenses granted to the Company or its Subsidiaries are exclusive or nonexclusive.

36

(c) Section 5.19(c) of the Company Disclosure Letter accurately identifies each Company contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company Registered IP nonexclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for Company’s benefit).

(d) Except as included in Section 5.19(d) of the Company Disclosure Letter, no facilities of a university, college, other educational institution, or research center, or funding received by Company from any of the foregoing, have been used to develop Company Registered IP in such a way as to affect Company’s rights in the Company Registered IP. No Person who was involved in, or who contributed to, the creation or development of the Company Registered IP has performed services for a university, college, or other educational institution or research center in a manner that would affect the Company’s rights in the Company Registered IP.

(e) The Company and its Subsidiaries have taken all commercially reasonable measures to maintain the confidentiality of and protect the proprietary nature of each item of Company Registered IP and otherwise protect and enforce its rights in all information that constitutes a Trade Secret of the Company or its Subsidiaries, including requiring all Persons who have or have had access thereto to execute written nondisclosure agreements or other binding obligations to maintain confidentiality of such information. To the Knowledge of the Company, no Person is infringing, violating or misappropriating any of the Company Registered IP.

(f) (i) To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by the Company or its Subsidiaries, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the Knowledge of the Company, no Person (including any current or former employee, independent contractor, officer or director of the Company or its Subsidiaries) is infringing, misappropriating, or diluting in any material respect any Company Registered IP.

37

(g) (i) The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by the Company and its Subsidiaries (the “IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the Knowledge of the Company, since January 1, 2024, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data and (iii) since January 1, 2024, there have been no material failures, crashes, viruses, or security breaches (including any unauthorized access to any personally identifiable information), affecting the IT Systems.

(h) (i) To the Knowledge of the Company, the Company and its Subsidiaries have at all times complied in all material respects with all Applicable Laws relating to privacy, data protection, and the collection, retention, protection, and use of Personal Information (collectively, “Privacy Laws”) collected, used, or held for use by the Company, (ii) since January 1, 2023 no claims have been asserted or, to the Knowledge of the Company, threatened in writing against the Company alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any applicable Privacy Laws and (iv) the Company and its Subsidiaries have taken commercially reasonable steps to protect the Personal Information collected, used or held for use by the Company or its Subsidiaries against loss and unauthorized access, use, modification, disclosure or other misuse.

(i) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Company or any of its Subsidiaries.

(j) The Company Owned constitutes all Intellectual Property necessary for Company to conduct its business as currently conducted.

(k) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Owned IP, to the Knowledge of the Company, exclusively licensed to the Company, and no Governmental Entity, university, college, other educational institution or research center has, to the Knowledge of the Company, any claim or right in or to any Company Owned IP.

Section 5.20 Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that any restrictions applicable to business combinations are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Amalgamation and the other transactions contemplated hereby and will not restrict, impair or delay the ability of the Parent or SubCo, after the Effective Time, to vote or otherwise exercise all rights as a shareholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Applicable Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Constating Documents is, or at the Effective Time will be, applicable to this Agreement, the Amalgamation or any of the other transactions contemplated hereby.

38

Section 5.21 No Rights Plan. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 5.22 Related Party Transactions. Except as set forth in Section 5.22 of the Company Disclosure Letter, since January 1, 2023 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Affiliates of the Company or a Subsidiary of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company or Subsidiary was subject to the requirements of the Exchange Act).

Section 5.23 Certain Payments. Neither the Company, its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.24 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 5.24 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company or any Subsidiary, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to the Parent a true and complete copy of any Contract between the Company, or its Subsidiaries, and any Person identified on Section 5.24 of the Company Disclosure Letter pursuant to which such Person could be entitled to any payment from the Company relating to the transactions contemplated hereby.

Section 5.25 No Other Representations or Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that none of the Parent or SubCo makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Parent, its Subsidiaries or any other Person on behalf of the Parent or SubCo makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company, its Subsidiaries or any of their respective Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Parent (including any such projections or forecasts made available to the Company, its Subsidiaries, or any of their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and the Company has not relied on any such information or any representation or warranty not set forth in Article VI.

39

Article VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND SUBCO

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of the Parent and SubCo represents and warrants to the Company as follows:

Section 6.1 Organization, Standing and Power.

(a) Each of the Parent and SubCo is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation. Each of the Parent and SubCo (i) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (ii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The Parent has previously made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each of the Parent and SubCo, and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each other Subsidiary of the Parent, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of the Parent, its Subsidiary or SubCo is in violation of any provision of its respective Certificate of Incorporation or Bylaws or comparable organizational documents. Except with respect to the extent relating to the transactions contemplated by this Agreement or in draft form and except as may be redacted to preserve a privilege (including attorney-client privilege), the Parent has made available to the Company true and complete copies of the minutes of all meetings of the Parent’s stockholders, the Board of Directors of the Parent (the “Parent Board”) and each committee of the Parent Board held since January 1, 2024.

40

Section 6.2 Capital Stock and Working Capital.

(a) The authorized capital stock of the Parent consists of 1,010,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of the close of business on August 12, 2026, (i) 1,903,708 shares of Series A Parent Common Stock and 19,999 shares of Series B Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) nil shares of Series A Parent Common Stock and nil Series B Parent Common Stock were held by the Parent in its treasury, (iii) 2,678 shares of Parent Series A Convertible Preferred Stock were issued and outstanding, (iv) no shares of Parent Preferred Stock were held by the Parent in its treasury, and (v) 2,262 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock under the Equity Incentive Plan, as amended. Neither the Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Parent or such Subsidiary on any matter. Except as set forth above in this Section 6.2(a), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Parent, (B) securities of the Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Parent or other voting securities or equity interests of the Parent or its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Parent or its Subsidiaries or other equity-equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Parent or its Subsidiaries, or obligations of the Parent or any of its Subsidiaries to issue, any shares of capital stock of the Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Parent or its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except as set forth in Section 6.2(a) of the Parent Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Parent or any of its Subsidiaries, is a party or of which the Parent has Knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any capital stock or other voting securities or equity interests of the Parent.

(b) The authorized capital stock of SubCo consists of an unlimited number shares of common stock of which 100 shares are issued and outstanding, all of which shares are beneficially owned by the Parent.

(c) The shares of Parent Convertible Preferred Stock to be issued pursuant to the Amalgamation will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(d) To the Knowledge of the Parent as of the date of this Agreement and as of the Closing, no “bad actor” disqualifying event described in Rule 506(d) (1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to the Parent or, to the Parent’s Knowledge, any Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable. “Covered Person” means, with respect to the Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

41

(e) As of the date of this Agreement, the Parent has not less than $5,128,000 (the “Working Capital”) in unrestricted and unencumbered cash that is immediately available for use and such funds are not subject to any Liens, pledges, security interest, setoffs, escrow arrangements, or other restrictions or obligations that would impar their availability or reduce the Company’s ability to use the Working Capital. Except as otherwise disclosed in Section 6.2(e) of the Parent Disclosure Letter and for the Allocated Capital, no portion of the Working Capital has been designated, reserved, committed, or otherwise allocated for any specific purpose, liability, obligation, expenditure, or use.

Section 6.3 Subsidiaries. Section 6.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of the Parent, including its jurisdiction of incorporation or formation. Each of the Parent’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Parent, free and clear of all Liens other than Permitted Liens of the Parent and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 6.4 Authority.

(a) Each of the Parent and SubCo has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Amalgamation and the other transactions contemplated hereby, including the issuance of the shares of Parent Convertible Preferred Stock to the holders of Polymath Shares as the consideration for the acquisition of the securities of the Company (the “Parent Capital Stock Issuance”). The execution, delivery and performance of this Agreement by the Parent and SubCo and the consummation by the Parent and SubCo of the Amalgamation and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and SubCo and, except for approval by the Nasdaq, no other corporate proceedings on the part of the Parent or SubCo are necessary to approve this Agreement or to consummate the Amalgamation and the other transactions contemplated hereby, subject, in the case of the Conversion Proposal and the Charter Amendment Proposal, to the approval by the holders of Parent Common Stock (the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by the Parent and SubCo and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of the Parent and SubCo, enforceable against each of the Parent and SubCo in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Applicable Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

42

(b) The Parent Board, at a meeting duly called and held at which all directors of the Parent were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Amalgamation and the other transactions contemplated hereby are fair to and in the best interests of the Parent and its stockholders, and (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Amalgamation, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Parent Stockholder Approval is the only vote of the holders of any class or series of the Parent capital stock or other securities required in connection with the consummation of the Amalgamation and the other transactions contemplated hereby, including the Parent Capital Stock Issuance. Other than the Parent Stockholder Approval, no vote of the holders of any class or series of the Parent’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Parent.

Section 6.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of the Parent and SubCo do not, and the consummation of the Amalgamation and the other transactions contemplated hereby and compliance by each of the Parent and SubCo with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Parent or SubCo under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of the Parent or SubCo, (ii) any Contract to which the Parent, any Subsidiary or SubCo is a party by which the Parent, any Subsidiary or SubCo or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 6.5(b), any Applicable Law or any rule or regulation of Nasdaq applicable to the Parent or SubCo or by which the Parent, any Subsidiary, SubCo or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to be material.

43

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Parent, any Subsidiary or SubCo in connection with the execution, delivery and performance of this Agreement by the Parent or SubCo or the consummation by the Parent or SubCo of the Amalgamation and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, and (iii) the filing of the Articles of Amalgamation as required by the CBCA.

(c) The Parent Board and the board of directors of SubCo have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 78.411 to 78.444 of the Nevada Revised Statutes are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement. No other state takeover statute or similar Applicable Law applies or purports to apply to the Amalgamation, this Agreement or any of the other transactions contemplated by this Agreement.

Section 6.6 SEC Reports; Financial Statements.

(a) The Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Parent since January 1, 2024 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

44

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2024, the Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or Applicable Law. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Since January 1, 2024, (i) neither the Parent nor any of its Subsidiaries nor, to the Knowledge of the Parent, any director, officer, employee, auditor, accountant or representative of the Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Parent or any of its Subsidiaries, whether or not employed by the Parent or any of its Subsidiaries, has reported evidence of a material violation of any Applicable Laws, breach of fiduciary duty or similar violation by the Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of the Parent or any of its Subsidiaries.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the Knowledge of the Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e) Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special-purpose or limited-purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in the Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

45

Section 6.7 No Undisclosed Liabilities. Neither the Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 2025 included in the Report on Form 10-K/A filed by the Parent with the SEC on April 30, 2026 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the Ordinary Course of Business consistent with past practice since December 31, 2025 that are not material to the Parent and its Subsidiaries, taken as a whole.

Section 6.8 Absence of Certain Changes or Events. Since January 1, 2025, except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, (x) the Parent and its Subsidiaries have conducted their business only in the Ordinary Course of Business consistent with past practice; (y) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (z) neither the Parent nor any of its Subsidiaries have:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of the Parent to its parent, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of the Parent or its Subsidiary or any options, warrants, or rights to acquire any such shares or other equity interests (except for acquisitions of Parent Common Stock in satisfaction by holders of Parent Options of the applicable exercise price or in satisfaction by holders of a Parent equity award of withholding Taxes applicable to such award), or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the issuance of shares of the Parent Common Stock upon the exercise of Parent Options or Parent Warrants, or the settlement of other Parent equity awards, in each case, in accordance with their terms);

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Applicable Law, or revalued any of its material assets.

46

Section 6.9 Litigation. Except as otherwise disclosed on Section 6.9 of the Parent Disclosure Letter, there is no Action (or basis therefor) pending or, to the Knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Parent or any of its Subsidiaries in such individual’s capacity as such. Neither the Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding Action, judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the Knowledge of the Parent, threatened, seeking to prevent, hinder, modify, delay or challenge the Amalgamation or any of the other transactions contemplated by this Agreement.

Section 6.10 Compliance with Applicable Laws. The Parent and each of its Subsidiaries are and have been in compliance in all material respects with all Applicable Laws applicable to their businesses, operations, properties or assets. None of the Parent or any of its Subsidiaries has received, since January 1, 2024, a notice or other written communication alleging or relating to a possible material violation of any Applicable Law applicable to their businesses, operations, properties, assets or products of the Parent. The Parent and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, nonrenewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, nonrenewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 6.11 Cybersecurity. Except for a non-material breach that did not rise to the level requiring disclosure on Form 8-K, there has been no security breach or other compromise of or relating to any of the Parent’s or any Subsidiary’s IT Systems and Data and (y) the Parent and the Subsidiaries have not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to its IT Systems and Data; (ii) the Parent and the Subsidiaries are presently in compliance in all material respects, with all Applicable Laws and all judgments, orders, rules and regulations of any Governmental Entity, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) the Parent and the Subsidiaries have implemented and maintained commercially reasonable safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) the Parent and the Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.

47

Section 6.12 Benefit Plans.

(a) Section 6.12(a) of the Parent Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plan” (within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Parent or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Parent or any of its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Parent Plans”. The Parent has provided or made available to the Company a current, accurate and complete copy of each Parent Plan, or if such Parent Plan is not in written form, a written summary of all of the material terms of such Parent Plan. With respect to each Parent Plan, the Parent has furnished or made available to the Company a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Parent or its Subsidiaries concerning the extent of the benefits provided under a Parent Plan, and (iv) for the three most recent years and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) Neither the Parent, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Section 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA Section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) With respect to the Parent Plans:

(i)	each Parent Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

48

(ii)	each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that the form of such plan is so qualified and nothing has occurred to the Knowledge of the Parent since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the Knowledge of the Parent that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;

(iii)	there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of the Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to Parent Plans or the assets of any of the trusts under any of Parent Plans (other than routine claims for benefits);

(iv)	none of the Parent Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and none of the Parent, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person, or ever represented, promised or contracted to any employee or former employee of the Parent (either individually or to Parent employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v)	each Parent Plan is subject exclusively to United States Law; and

(vi)	the execution and delivery of this Agreement and the consummation of the Amalgamation will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Parent or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due to any such employee, officer, director or consultant.

(d) Neither the Parent nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Parent Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code. There is no agreement, plan or other arrangement to which any of the Parent or any Subsidiary is a party or by which any of them is otherwise bound to gross-up or indemnify any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

49

(e) Each Parent Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Applicable Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Applicable Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Parent Plan) so that no amount paid or payable pursuant to any such Parent Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Applicable Law).

Section 6.13 Labor and Employment Matters.

(a) The Parent and its Subsidiaries are and since January 1, 2024 have been in compliance in all material respects with all Applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of the Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against the Parent or any of its Subsidiaries by employees. Neither the Parent nor any Subsidiary has any material actual or contingent liability with respect to (i) any misclassification of any person as an independent contractor rather than as an employee, as an employee rather than as an independent contractor, or as a non-employee when in fact employed, (ii) any employee or contractor leased from or staffed by another employer, or (iii) any person currently or formerly classified as exempt from, or otherwise not paid where required, overtime and minimum or other wages.

(b) No employee of the Parent or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Knowledge of the Parent, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Parent or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against the Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the Knowledge of the Parent no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

50

(c) Section 6.13(c) of the Parent Disclosure Letter contains a list of all current employees of the Parent or any of its Subsidiaries (by employee identification number), along with the employer, position, date of hire, annual rate of compensation (or, where applicable, the hourly or per diem rate of compensation, or, if by commissions, a description of or cross-reference to the applicable terms), estimated or target annual incentive compensation of each such person, employee status of each such person (including whether the person is on leave of absence and the dates of such leave), part-time or full-time status, weekly working hours where not full-time, status as exempt or non-exempt from overtime, assigned work location, and remote work location. To the Knowledge of the Parent, no current key employee or officer of the Parent or any of its Subsidiaries intends, or is expected, to terminate his or her employment relationship with such entity in connection with or as a result of the transactions contemplated hereby.

(d) During the preceding three years, (i) neither the Parent nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff’ (as defined in the WARN Act) in connection with the Parent or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Parent nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Applicable Law. The Parent and its Subsidiaries currently properly classify and for the past three (3) years have properly classified its and their employees as exempt or nonexempt in accordance with applicable overtime Applicable Laws, and no person treated as an independent contractor or consultant by the Parent or any Subsidiary within the past three (3) years should have been properly classified as an employee under Applicable Law.

(e) All Persons treated as independent contractors rather than as employees have been properly so treated, and any compensation paid to them has been reported on IRS Form 1099 or other applicable Tax form. Each such consultant or independent contractor is a party to a written agreement or Contract directly with the Parent or the applicable Subsidiary or is engaged through written agreements between the Parent or applicable Subsidiary and staffing agencies that treat such consultant or independent contractor as employees of the agency.

(f) With respect to any current or former employee, officer, consultant or other service provider of the Parent or any of its Subsidiaries, there are no Actions against the Parent or any of its Subsidiaries pending, or to the Parent’s Knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Parent or any of its Subsidiaries, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under Applicable Laws, except where such action would not, individually or in the aggregate, result in the Parent or any of its Subsidiaries incurring a material liability.

51

(g) Except with respect to any Parent Plan (which subject is addressed in Section 6.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any Applicable Laws respecting labor and employment or any collective bargaining agreement to which the Parent or any of its Subsidiaries is a party.

(h) Since January 1, 2020, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the Knowledge of the Parent, threatened against the Parent, any of its Subsidiaries or any of their respective current or former directors, officers or senior-level management employees, (ii) to the Knowledge of the Parent, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) the Parent has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of its directors, officers or employees described in clause (i) hereof or any independent contractor.

Section 6.14 Environmental Matters. The Parent and its Subsidiaries (i) are in compliance with all Environmental Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including Applicable Laws relating to Hazardous Materials; (ii) have received all Permits required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such Permits where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.15 Taxes.

(a) The Parent and each of its Subsidiaries have (i) filed all material Tax Returns required to be filed by or on behalf of themselves (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material Taxes not yet due and payable by the Parent or any of its Subsidiaries as of the date of the Parent Balance Sheet have been, in all respects, properly accrued in accordance with GAAP on the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, and such financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by the Parent and each of its Subsidiaries through the date of such financial statements. Since the date of the Parent Balance Sheet, neither the Parent nor any of its Subsidiaries has incurred, individually or in the aggregate, any liability for Taxes outside the Ordinary Course of Business.

52

(c) Neither the Parent nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case that has not since expired.

(d) No material Tax Actions with respect to Taxes or any Tax Return of the Parent or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against the Parent or any of its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) Subject to exceptions as would not be material, the Parent and each of its Subsidiaries has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f) Neither the Parent nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulations § 1.6011-4(b).

(g) Neither the Parent nor any of its Subsidiaries (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation other than any Ordinary Course Agreement; (ii) is or has ever been a member of a group (other than a group the common parent of which is the Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than the Parent) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than Ordinary Course Agreements), or otherwise by operation of Applicable Law; or (iv) is or has ever been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h) No private-letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested in writing, entered into or issued by any Taxing Authority with respect to the Parent or any of its Subsidiaries which rulings remain in effect.

53

(i) Neither the Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Applicable Law) executed on or prior to the Closing Date, (iii) an installment sale or open-transaction disposition made on or prior to the Closing Date, (iv) any deferred intercompany gain or excess-loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (v) an election under Section 965 of the Code, or (vi) the application of Section 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j) There are no Liens for Taxes upon any of the assets of the Parent or any of its Subsidiaries other than Liens described in clause (i) of the definition of Permitted Liens.

(k) Neither the Parent nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l) The Parent has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) No material claim has been made in writing by any Governmental Entity in a jurisdiction where the Parent or any of its Subsidiaries does not currently file or has not filed a Tax Return that the Parent or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.

(n) Section 6.15(n) of the Parent Disclosure Letter sets forth the entity classification of the Parent and each of its Subsidiaries for U.S. federal income Tax purposes. Neither the Parent nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income Tax classification from such classification.

For purposes of this Section 6.15, where the context permits, each reference to the Parent or any of its Subsidiaries shall include a reference to any person for whose Taxes the Parent or any of its Subsidiaries is liable under Applicable Law.

Section 6.16 Contracts.

(a) Except as set forth in Section 6.16(a) of the Parent Disclosure Letter and except as disclosed in the Parent SEC Documents, neither the Parent nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, excluding, however, any Parent Plans) (all such Contracts “Parent Material Contracts”).

54

(b) (i) Each of the Parent Material Contracts is valid and binding on the Parent and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Parent and each of its Subsidiaries, and, to the Knowledge of the Parent, each other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract; and (iii) there is no material default under any Parent Material Contract by the Parent or any of its Subsidiaries or, to the Knowledge of the Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Parent or any of its Subsidiaries or, to the Knowledge of the Parent, any other party thereto under any such Parent Material Contract, nor has the Parent or any of its Subsidiaries received any notice of any such material default, event or condition. The Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto.

Section 6.17 Insurance. Each of the Parent and its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Parent or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Parent operates. Section 6.17 of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Parent or any of its Subsidiaries, or pursuant to which the Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Parent nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of the Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. The transactions contemplated in this Agreement are not deemed to be a change of control under the Parent’s existing directors’ and officers’ liability insurance policy.

Section 6.18 Properties.

(a) The Parent or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Parent and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Parent and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) Each of the Parent and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of the Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

55

(c) Section 6.18(c) of the Parent Disclosure Letter sets forth a true and complete list of (i) all real property owned by the Parent or any of its Subsidiaries and (ii) all real property leased for the benefit of the Parent or any of its Subsidiaries.

(d) This Section 6.18 does not relate to intellectual property, which is the subject of Section 6.19.

Section 6.19 Intellectual Property.

(a) Section 6.19(a) of the Parent Disclosure Letter sets forth a true and complete list of all (i) patents and patent applications; (ii) trademark registrations and applications; (iii) copyright registrations and applications; and (iv) domain names of the Parent and its Subsidiaries, in each case owned by, controlled by or exclusively licensed to the Parent and its Subsidiaries (collectively, “Parent Registered IP”) and, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance, names of all current applicant(s) and registered owners(s), as applicable. All of the Parent Registered IP is subsisting and, in the case of any Parent Registered IP that is registered or issued to the Parent, is valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Parent. No Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of the Parent, no such action is threatened with respect to any of the Parent Registered IP. The Parent or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens), all Parent Owned IP, including all Intellectual Property created on behalf of the Parent or its Subsidiaries by employees or independent contractors and the Parent has the right to bring actions for the infringement of such Parent Owned IP.

(b) Section 6.19(b) of the Parent Disclosure Letter accurately identifies (i) all contracts pursuant to which any Parent Registered IP is licensed to the Parent or its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal-use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Parent’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between the Parent and any of its Subsidiaries and their employees in the Parent’s standard form thereof), (ii) the corresponding Contract to which the Parent is a party pursuant to which such Parent Registered IP is licensed to the Parent or any of its Subsidiaries and (iii) whether the license or licenses granted to the Parent or its Subsidiaries are exclusive or nonexclusive.

56

(c) Section 6.19(c) of the Parent Disclosure Letter accurately identifies each Contract to which the Parent is a party pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Parent Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Parent Registered IP nonexclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for the Parent’s benefit).

(d) No facilities of a university, college, other educational institution, or research center, or funding received by the Parent from any of the foregoing, have been used to develop any Parent Registered IP in such a way as to affect the Parent’s rights in the Parent Registered IP. No Person who was involved in, or who contributed to, the creation or development of the Parent Registered IP has performed services for a university, college, or other educational institution or research center in a manner that would affect the Parent’s rights in the Parent Registered IP.

(e) The Parent and its Subsidiaries have taken all commercially reasonable measures to maintain the confidentiality of and protect the proprietary nature of each item of the Parent Registered IP and otherwise protect and enforce its rights in all information that constitutes a Trade Secret of the Parent or its Subsidiaries, including requiring all Persons who have or have had access thereto to execute written nondisclosure agreements or other binding obligations to maintain confidentiality of such information. To the Knowledge of the Parent, no Person is infringing, violating or misappropriating any of the Parent Registered IP.

(f) (i) To the Knowledge of the Parent, the conduct of the businesses of the Parent and its Subsidiaries, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by the Parent or its Subsidiaries, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) neither the Parent nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the Knowledge of the Parent, no Person (including any current or former employee, independent contractor, officer or director of the Parent or its Subsidiaries) is infringing, misappropriating, or diluting any Parent Registered IP.

(g) (i) The Parent and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by the Parent and its Subsidiaries (the “Parent IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the Knowledge of the Parent, since January 1, 2024, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data, and (iii) since January 1, 2024, there have been no material failures, crashes, viruses, or security breaches (including any unauthorized access to any personally identifiable information) affecting the Parent IT Systems.

57

(h) (i) The Parent and its Subsidiaries have at all times complied in all material respects with all applicable Privacy Laws, (ii) since January 1, 2024, no claims have been asserted or, to the Knowledge of the Parent, threatened in writing against the Parent alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any applicable Privacy Laws and (iv) the Parent and its Subsidiaries have taken commercially reasonable steps to protect the Personal Information collected, used or held for use by the Parent or its Subsidiaries against loss and unauthorized access, use, modification, disclosure or other misuse.

(i) To the knowledge of the Parent, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Parent Owned IP, to the Knowledge of the Parent, exclusively licensed to the Parent, and no Governmental Entity, university, college, other educational institution or research center has, to the Knowledge of the Parent, any claim or right in or to such Intellectual Property.

(j) The execution, delivery and performance by the Parent of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Parent’s or any of its Subsidiaries’ rights or obligations under any agreement under which the Parent or any of its Subsidiaries grants to any Person, or any Person grants to the Parent or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Parent or any of its Subsidiaries.

Section 6.20 Related Party Transactions. Since January 1, 2024 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Parent or any of its Subsidiaries, on the one hand, and the Affiliates of the Parent, on the other hand (other than the Parent’s Subsidiaries, which are disclosed in Section 6.3 of the Parent Disclosure Letter), that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 6.21 Certain Payments. Neither the Parent nor any of its Subsidiaries, nor, to the Knowledge of the Parent, any of their respective directors, executives, representatives, agents or employees, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

58

Section 6.22 Brokers. Other than as disclosed in the Parent Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or any of its Affiliates.

Section 6.23 SubCo. SubCo was formed solely for the purpose of engaging in the Amalgamation and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 6.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article VI, each of the Parent and SubCo acknowledges and agrees that none of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, its Subsidiaries, or any other Person on behalf of the Company or any of its Subsidiaries makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Parent, SubCo or any of their respective Representatives, of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company (including any such projections or forecasts made available to the Parent, SubCo or any of their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and none of the Parent nor SubCo has relied on any such information or any representation or warranty not set forth in Article V.

Article VII

COVENANTS

Section 7.1 Proxy Statement.

(a) As promptly as practicable after the Closing Date, the Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholders Meeting to be held in connection with the Conversion Proposal, the adoption of to the Equity Incentive Plan and Charter Amendment Proposal (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Parent shall use its reasonable best efforts to (i) cause the Proxy Statement to comply with Applicable Laws including the applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff relating to the Proxy Statement.

(b) The Parent covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of Applicable Laws, and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

59

(c) The Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Parent’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with Applicable Laws. If the Parent or SubCo becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, is required to be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such Party, as the case may be, shall file such amendment or supplement with the SEC.

Section 7.2 Stockholders’ Meeting.

(a) The Parent shall take all action necessary under Applicable Laws to call, give notice of and hold a meeting of the holders of the Parent Common Stock to consider and vote to approve (1) the conversion of the Parent Convertible Preferred Stock issued pursuant to this Agreement into shares of the Parent Common Stock in accordance with Nasdaq Listing Rules (the “Conversion Proposal”), (2) the conversion of the Series B Convertible Preferred Stock issued in connection with the Concurrent Financing into shares of the Parent Common Stock, (3) the adoption of the Equity Incentive Plan, and (4) if deemed necessary or appropriate by the Parent or as otherwise required by Applicable Law or Contract, to authorize any amendments to the Parent’s certificate of incorporation or approval of any other resolutions that may be necessary in connection with the consummation of the Transaction (collectively, the “Charter Amendment Proposal”) pursuant to the terms of this Agreement (collectively, the “Parent Stockholder Matters” and such meeting, the “Parent Stockholders Meeting”). The Parent Stockholder Meeting shall be held as promptly as practicable after the date that the definitive Proxy Statement is filed with the SEC, and in any event no later than thirty (30) days (or such other shorter period as is permitted by Applicable Laws) after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement. The Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all Applicable Laws. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, the Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Stockholder Approval, whether or not a quorum would be present or (ii) it will not have sufficient shares of the Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, the Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments.

60

(b) The Parent agrees that, subject to the Parent Board’s compliance with its fiduciary duties under Applicable Law, (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the time frame set forth in Section 7.2(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that the Parent’s stockholders vote to approve the Parent Stockholder Matters.

(c) If the Parent does not obtain Parent Stockholder Approval with respect to the Parent Stockholder Matters at the first Parent Stockholder Meeting, the Parent shall use commercially reasonable efforts to call a meeting every thirty (30) days thereafter to seek Parent Stockholder Approval with respect to the Parent Stockholder Matters until such Parent Stockholder Approval is obtained, unless this Agreement has been terminated pursuant to Section 9.1.

Section 7.3 Working Capital Allocation. The Parent shall, from and after the Effective Date, reserve and set aside an amount equal to $2,500,000 (the “Allocated Capital”) from the Working Capital to be used solely for (i) the operation of the Company Business, (ii) the Parent’s ordinary course public company compliance costs incurred after the Closing Date and limited to (a) audit fees, (b) securities regulatory and stock exchange fees, and (c) required legal, accounting, and reporting expenses directly attributable to maintaining the Parent’s compliance and status as a public company, and (iii) payment of expenses incurred by the Company in connection with the Transaction. The Parent shall, from and after the Effective Date, reserve and set aside an amount equal to the number which is determined by subtracting the Allocated Capital from the Working Capital to be used solely for the operation of the Parent’s golf related business.

Section 7.4 Future Financings.

(a) The Parties agree that the Parent will allocate 20% of the proceeds of all future equity financings, excluding any funds raised in the initial $3,000,000 (in stated value) tranche of the Concurrent Financing, to be used for the golf related operations of the Parent in an amount not to exceed $1,250,000 (or such lesser amount as is required for the golf related operations of the Parent for the period of 12 months after the Closing Date), subject to any approval that may be required by any agreements entered into with any placement agent or underwriter in connection with such future equity financings. Notwithstanding the foregoing, the Parent shall, within six (6) months following the Closing Date, use commercially reasonable efforts to complete financings of an aggregate amount of $500,000 to be raised and applied toward the golf related operations from (i) proceeds of an at-the-market offering, (ii) draws under an equity line of credit, or (iii) such other capital-raising transaction as the Parent may determine in its reasonable discretion to be appropriate under the circumstances at the time, and for greater certainty, such amount shall not be funded from the Parent’s existing cash or operating cash flows.

61

(b) The Parties agree that a portion of the Working Capital available on the Closing Date will be allocated to repay any and all amounts (i) owed to certain officers (and their Affiliates or relatives) of the Parent (as such amounts are described in the Parent SEC Documents), (ii) that may become payable in connection with any change of the officers of the Parent in connection with the Closing or within 90 days after the Closing Date and (iii) that may become payable in connection with any claims made or litigation commenced against the Parent and/or any of its directors or officers by any shareholders or other third parties, which relate to and were made before the Closing Date or in connection with the Transaction, including Case No. 2:26-CV-695 Commenced in the United States District Court. District of Utah.

Section 7.5 Indemnification, Exculpation and Insurance.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of the Parent and Amalco shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of the Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the Nevada Revised Statutes and the Nevada Revised Statutes. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and Amalco, jointly and severally, upon receipt by the Parent or Amalco from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to the Parent, to the extent then required by the Nevada Revised Statutes, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of the Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Parent that are presently set forth in the certificate of incorporation and bylaws of the Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Parent, unless such modification is required by Applicable Law. The constating documents of Amalco shall contain, and the Parent shall cause the constating documents of Amalco to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of formation and bylaws of the Company.

62

(c) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, (i) Amalco shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s organizational documents (including its certificate of formation and bylaws) and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) the Parent shall fulfill and honor in all respects the obligations of the Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Parent’s organizational documents and pursuant to any indemnification agreements between the Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Parent shall maintain directors’ and officers’ liability insurance policies, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to the Parent.

(e) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Parent shall pay all expenses, including reasonable attorneys’ fees that are incurred by the D&O Indemnified Parties in connection with their enforcement of the rights provided to such persons in this Section 7.5.

(f) The provisions of this Section 7.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Parent and the Company by Applicable Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event the Parent or Amalco or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or Amalco, as the case may be, shall succeed to the obligations set forth in this Section 7.5. The Parent shall Amalco to perform all of the obligations of Amalco under this Section 7.5.

Section 7.6 Employee Matters. Prior to the Effective Time, the Company shall cause the employees or other service providers of the Company listed on Section 7.6 of the Company Disclosure Letter to waive any change of control or severance benefits that are triggered by virtue of the consummation of the Amalgamation alone and deliver evidence reasonably satisfactory to the Parent that all such waivers have been obtained.

63

Section 7.7 Tax Matters.

(a) In order to facilitate the consummation of the Transaction, the Parties agree to use their commercial best efforts to minimize or constitute any adverse tax consequences of the Transaction, including without limitation amending the proposed structure of the Transaction as the parties mutually agree.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value-added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby shall be borne and paid by the Parent. Unless otherwise required by Applicable Law, the Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate with respect thereto as necessary).

(c) On the Closing Date, the Company shall provide the Parent with a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations § 1.897-2(g), (h) and § 1.1445-2(c)(3), certifying that no interest in the Company is a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations § 1.897-2(h)(2); provided, that the Parent’s sole remedy for the Company’s failure to deliver such documentation shall be to withhold pursuant to Section 4.2.

Section 7.8 Obligations of SubCo. The Parent will take all action necessary to cause SubCo to perform its obligations under this Agreement and to consummate the Amalgamation on the terms and conditions set forth in this Agreement.

Section 7.9 Confidentiality. The Parties acknowledge that the Parent and the Company have previously executed a Mutual Nondisclosure Agreement dated January 13, 2026 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms. To the extent there is any inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall prevail.

Section 7.10 Conduct of Business by the Company Pending Closing. The Company agrees that, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement (the “Pre-Closing Period”), the Company shall (a) conduct its business only in the ordinary course consistent with past practice, and (b) use its commercially reasonable efforts to preserve and maintain existing relations with employees, customers, distributors, vendors and other Persons with which the Company has business relations. The Company shall not take any action that would be reasonably expected to result in a Company Material Adverse Effect. Without limiting the foregoing, the Company agrees that, during the Pre-Closing Period, except as required by this Agreement, or as otherwise agreed to in writing by the Parent, the Company shall not, directly or indirectly do, take (or omit to take) any other action that, if taken (or omitted to be taken) prior to the date hereof would have been required to be set forth in Section 5.8 of the Company Disclosure Letter.

64

Section 7.11 Conduct of Business by the Parent Pending Closing. The Parent agrees that, from the date of this Agreement until the Pre-Closing Period, the Parent shall (a) conduct its business only in the ordinary course consistent with past practice, and (b) use its commercially reasonable efforts to preserve and maintain existing relations with employees, customers, distributors, vendors and other Persons with which the Parent has business relations. The Parent shall not take any action that would be reasonably expected to result in a Parent Material Adverse Effect.

Section 7.12 Mutual Covenants. From the date of this Agreement until the earlier of the Effective Date and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or specifically contemplated by this Agreement or as required by Applicable Laws, each of the Parties shall:

(a) carry on its business in the usual, regular and ordinary course of business consistent with its past practice;

(b) not incur any indebtedness other than in the ordinary course of business consistent with its past practice, or as required in connection with the transactions contemplated by this Agreement;

(c) not alter or amend its constating documents as the same exist at the date of this Agreement, except as required in connection with the transactions contemplated by this Agreement;

(d) take, or cause to be taken, all action and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws, within their respective power, to complete the Amalgamation, including using reasonable commercial efforts;

(e) to use reasonable commercial efforts to obtain all necessary consents, assignments, waivers and amendments to or terminations of any agreements and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby;

(f) to effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Amalgamation;

(g) to oppose, lift or rescind any injunction or restraining or other order seeking to stop, or otherwise adversely affecting its ability to consummate, the Amalgamation and to defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging this Agreement or the consummation of the transactions contemplated hereby;

65

(h) to reasonably cooperate with the other Parties and their tax advisors in structuring the Amalgamation and other transactions contemplated to occur in conjunction with the Amalgamation in a tax effective manner and assist the other Parties and their tax advisors in making such investigations and enquiries with respect to such Parties in that regard, as the other Parties and its tax advisors shall consider necessary, acting reasonably;

(i) not take any action that would render, or would reasonably be expected to render, any representation or warranty made by such Party in this Agreement untrue in any material respect;

(j) use reasonable commercial efforts to obtain and maintain the third-party approvals applicable to them and provide the same to the other Parties on or prior to the Effective Time;

(k) use reasonable commercial efforts to complete the Amalgamation by September 30, 2026, or as soon as reasonably practicable thereafter;

(l) except as provided in this Agreement, not amalgamate or consolidate with, or enter into any other corporate reorganization with, any other corporation or Person or perform any act or enter into any transaction or negotiation which, in the opinion of either of the Parties acting reasonably, interferes or is inconsistent with the completion of the transactions contemplated hereby. Without limiting the foregoing, except as provided in this Agreement or with the prior written consent of the other party, none of the Parties shall (i) make any distribution by way of dividend, return of capital or otherwise to or for the benefit of its shareholders, (ii) subdivide, consolidate or reclassify their share capital, other than the Consolidation, or (iii) issue any of its shares or other securities convertible into shares or enter into any commitment or agreement, other than shares issued in connection with the Concurrent Financing, shares of Parent Common Stock issued on exercise of the Parent Convertible Preferred Stock or shares of Parent Common Stock issued on the exercise of Polymath Options into Polymath Shares (including the grant by Polymath of a cashless exercise right to certain holders of Polymath Options);

(m) furnish to the other Parties such information, in addition to the information contained in this Agreement, relating to its financial condition, business, properties and affairs as may reasonably be requested by another Party and notify the other Parties of any significant development or Material Change relating to it promptly after becoming aware of any such development or change;

(n) promptly notify the other Parties in writing of any change in any representation or warranty provided in this Agreement which change is or may be of such a nature as to render any representation or warranty misleading or untrue in any material respect; and

66

(o) promptly notify the other Parties in writing of any material breach by such Party of any covenant, obligation or agreement contained in this Agreement; and not, directly or indirectly, solicit, initiate, assist, facilitate, promote or knowingly encourage the initiation of proposals or offers from, entertain or enter into discussions or negotiations with any Person other than the other Parties hereto, with respect to any amalgamation, merger, consolidation, arrangement, restructuring, sale of any material assets or part thereof of such Party, unless such action, matter or transaction is part of the transactions contemplated in this Agreement or is required as a result of the duties of directors and officers of the applicable Party in compliance with Applicable Laws.

Section 7.13 Additional Covenants of the Parent and SubCo. From the date of this Agreement until the earlier of the Effective Date and the termination of this Agreement in accordance with Article IX, except as expressly permitted or specifically contemplated by this Agreement or required by Applicable Laws, each of the Parent and SubCo covenant and agree that:

(a) the Parent and SubCo shall use their reasonable commercial efforts to satisfy or cause the satisfaction of the conditions set forth in Section 8.1 and Section 8.3 as soon as reasonably practicable, to the extent the fulfillment of the same is within the control of the Parent or SubCo, as the case may be;

(b) the Parent shall, as the sole shareholder of SubCo, approve by special resolution the Amalgamation, together with such matters as are required to effect the Amalgamation;

(c) use commercially reasonable efforts to: (a) take all actions reasonably necessary or required to complete the Amalgamation as soon as practicable and, in any event, on or before September 30, 2026; and (b) seek, obtain, prepare or as necessary file all necessary documents, filings, approvals, consents and acceptances of applicable regulatory authorities and under any applicable agreement or document to which the Parent is party or by which it is bound, required by the Governmental Entities in connection with the issuance of the Parent Convertible Preferred Stock pursuant to the terms of this Agreement, so as to permit and enable such securities to be lawfully distributed on an exempt basis in accordance with this Agreement and Applicable Laws;

(d) adopt the Equity Incentive Plan, which will include a grant, on or before the Closing Date, of awards to acquire up to 2,000,000 Parent Series A Common Stock, with allocation and vesting terms to be determined by the Parties; and

(e) implement such additional governance or management arrangements as may be agreed by the Parties, including a board of directors or advisory board to oversee and govern the golf related operations of the Parent.

67

Section 7.14 Additional Covenants of the Company. From the date of this Agreement until the earlier of the Effective Date and the termination of this Agreement in accordance with Article IX, except as expressly permitted or specifically contemplated by this Agreement or required by Applicable Laws, the Company covenants and agrees that:

(a) the Company will use commercially reasonable efforts to satisfy or cause the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 as soon as reasonably practicable, to the extent the fulfillment of the same is within the control of the Company;

(b) the Company shall promptly advise the Parent of the number of Polymath Shares for which the Company receives notices of dissent or written objections to the Amalgamation; and

(c) the Company shall make all necessary filings and applications under applicable foreign, federal and provincial laws and regulations required on its part in connection with the transactions contemplated in this Agreement, and take all reasonable action necessary to be in compliance with such laws and regulations.

Article VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Transaction. The obligation of each Party to effect the Amalgamation and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the Company shall have obtained (1) the affirmative vote (or written consent) of the Company Board and (2) the Company Shareholder Approval, and such approvals or action shall be in full force and effect;

(b) the Parent shall have obtained the affirmative vote (or written consent) of the Parent Board and such action shall be in full force and effect;

(c) all Consents that are listed in Section 8.1 of the Parent Disclosure Letter shall have been received and be in full force and effect;

(d) no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Applicable Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Amalgamation and the transactions contemplated by this Agreement;

(e) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have a Company Material Adverse Effect; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect (the “Company Bring-Down Certificate”).

68

(f) the representations and warranties of the Parent set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer of the Parent to such effect (the “Parent Bring-Down Certificate”);

(g) all Transaction Expenses set forth on Section 8.1(g) of the Parent Disclosure Letter shall have been paid; and

(h) the Parent shall have entered into an irrevocable purchase agreement in connection with the Concurrent Financing providing gross proceeds to the Parent of not less than stated value of $3,000,000, or such other amount as may be agreed to by the Parties, to be received within the timeframe set out in the Amended Exchange Agreement.

Section 8.2 Conditions to the Parent’s and SubCo’s Obligation to Effect the Transaction. The obligations of the Parent and SubCo to effect the Amalgamation and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by the Company under this Agreement at or prior to the Closing;

(b) the Parent shall have received a written resignation from officer and director positions (but not employment with respect to employees), in a form reasonably satisfactory to the Parent, dated as of the Closing Date and effective as of the Closing, executed by those persons listed in Section 8.2(b) of the Parent Disclosure Letter;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred; and

(d) the Company shall have delivered documentation reasonably required by the Parent or its transfer agent with respect to the re-registration of the Polymath Shares and any other shares of Company Capital Stock into the name of the Parent.

69

Section 8.3 Conditions to the Company’s Obligation to Effect the Transaction. The obligations of the Company to effect the Amalgamation and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the Parent and SubCo shall have performed or complied in all material respects with all agreements and covenants required to be performed by the Parent and SubCo under this Agreement at or prior to the Closing;

(b) the Parent shall have entered into the Amended Exchange Agreement;

(c) the Company will be satisfied, in its sole discretion, with its due diligence review of the Parent;

(d) the Parent shall have provided an executed employment agreement for each of the Company employees set forth in Section 8.3(d) of the Parent Disclosure Letter on the date of this Agreement;

(e) the Parent shall have obtained Board Agreements from each of the members of the Parent Board, as such Parent Board is to be constituted on the Effective Date;

(f) since the date of this Agreement, no Parent Material Adverse Effect shall have occurred;

(g) the Parent shall have filed the Certificate of Designation, certified by the Secretary of State of the State of Nevada, creating the Parent Convertible Preferred Stock;

(h) the Parent shall have delivered documentation reasonably required by the Company with respect to the issuance of the Parent Common Stock and the Parent Convertible Preferred Stock to the Polymath Shareholders;

(i) the Parent shall have delivered documentation reasonably required by the Company with respect to the issuance of the Replacement Options;

(j) the Parent shall have delivered documentation reasonably required by the Company with respect to the resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of the Parent who are not to continue as an officer or director, as the case may be, of the Parent after the Closing as listed in Section 8.3(j) of the Parent Disclosure Letter;

(k) the Parent shall have satisfied all conditions and delivered all documentation necessary for the closing of the first tranche of the Concurrent Financing;

(l) the Parent shall be in full compliance with the continued listing requirements of Nasdaq and Nasdaq shall have not issued any deficiency letters to the Parent;

70

(m) the Parent shall have maintained a minimum market value of listed securities (as defined in the Nasdaq Marketplace Rules) of at least $10,000,000 for a period of at least ten (10) consecutive trading days;

(n) certain Polymath Shareholders shall have obtained voting agreements to such Polymath Shareholders’ satisfaction; and

(o) the Parent and Amalco shall each have executed and delivered, at the sole election of the Company, either: (a) a joinder agreement, in form and substance reasonably satisfactory to the Company, pursuant to which each jointly and severally agrees to be bound by that certain Strategic Advisor Agreement dated August 17, 2026 (the “Advisor Agreement”) and that certain Indemnification and Release Agreement dated August 17, 2026 (the “Indemnification Agreement”); or (b) each of the Advisor Agreement and Indemnification Agreement as a direct party thereto, in each case effective as of the Closing Date and without modification any terms of the Advisor Agreement or Indemnification Agreement.

Article IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 9.1(b) through Section 9.1(d) by written notice by the terminating Party to the other Parties):

(a) by the mutual written consent of the Parent and the Company;

(b) by either the Parent or the Company if the Closing shall not have been consummated on or before September 30, 2026; provided, however, that the right to terminate this Agreement under this Section 9.1 shall not be available with respect to a Party if the failure to consummate the Closing on or prior to such date is the result of any material breach of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.1(b);

(c) by either the Parent or the Company if a court of competent jurisdiction or other governmental body shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing; or

(d) by either the Parent or the Company if (i) there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or any of the Parent or SubCo, on the other hand, set forth in this Agreement, such that the conditions set forth in Article VIII would not be satisfied by the other Party and (ii) such breach or inaccuracy shall not have been cured within 30 days following receipt by the breaching Party of written notice of such breach or inaccuracy from the other Party; provided that the terminating Party is not then in breach of this Agreement so as to cause the conditions to the Closing set forth in Article VIII to not be satisfied as of the Closing Date.

71

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, there shall be no liability on the part of either Party or their respective officers, managers, employees, except as a result of any intentional breach of this Agreement that occurred prior to such termination. Notwithstanding the foregoing, the Confidentiality Agreement and the provisions of Section 7.9, this Section 9.2 and Article XI shall remain in full force and effect and survive any termination of this Agreement. For purposes of this Agreement, the failure to consummate the Closing pursuant to, and when required by, the terms of this Agreement shall constitute a willful breach hereunder. The non-breaching party may petition a court to award damages in connection with any willful breach by the other Party of the terms and conditions set forth in this Agreement.

Article X

AMENDMENTs

Section 10.1 Amendments. This Agreement may at any time and from time to time on or before the Effective Date be amended by written agreement of the Parties. All waivers of rights under this Agreement shall be in writing, and no waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Article XI

general provisionS

Section 11.1 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 11.2 Publicity. Any public announcement or similar publicity with respect to this Agreement or the Amalgamation and the other transactions contemplated by this Agreement will be issued at such time and in such manner as mutually agreed by each Party unless otherwise required by Applicable Law, Governmental Entity or securities listing standards; provided, however, and notwithstanding the foregoing, a Party may issue a press release or public announcement related to this Agreement or the transactions contemplated herein that does not disclose the material terms thereof (other than the transaction value disclosed in the Parent’s public filings) after the Closing without the consent of the other Parties; and provided, further, however and notwithstanding the foregoing, the Parent may make such public disclosures at such time and in such manner as the Parent determines is required under Applicable Law or as it otherwise deems appropriate. With respect to communications prior to the Closing, (x) the form of press release announcing the Amalgamation and the other transactions contemplated by this Agreement will be in form mutually agreed by the Parties, and (y) the Parties will consult with each other concerning the means by which employees, customers, suppliers and others having dealings with the Parties will be informed of the Amalgamation and the other transactions contemplated by this Agreement.

72

Section 11.3 Waiver. The Parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by Applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Parent Stockholder Approval has been obtained, no waiver may be made that pursuant to Applicable Law requires further approval or adoption by the Polymath Shareholders or the Parent, as applicable, without such further approval or adoption. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 11.4 Fees and Expenses. Except as otherwise set forth in this Agreement or as agreed to by the Parties, fees and expenses incurred in connection with this Agreement and Consummation of the Transaction up to $750,000 will be paid from the Working Capital.

Section 11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

if to the Parent or SubCo, to:

60 North 1400 West

Centerville, Utah, 84014

Attention: Steven Passey
Email: stevep@trugolf.com

with a copy (which shall not constitute notice) to:

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Attention: Cavas S. Pavri
Email: cavas.pavri@afslaw.com

73

if to Company, to:

Polymath Research Inc.

First Canadian Place

100 King Street West, Suite 5700

Toronto, ON M5X 1C7

Attention: Natalie Hirsch

Email: natalie.hirsch@polymath.network

with a copy (which shall not constitute notice) to:

Cozen O’Connor LLP
550 Burrard Street, Suite 2501
Vancouver, BC V6C 2B5
Attention: Virgil Z. Hlus
Email: VHlus@cozen.com

Section 11.6 Entire Agreement. This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Certificate of Designations and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

Section 11.7 No Third-Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 2.12(a) and Section 7.3.

(b) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without regard to the laws of any other jurisdiction that might be applied because of the conflicts-of-laws principles of the State of Nevada.

74

Section 11.9 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Eighth Judicial District Court of the State of Nevada; provided, that if jurisdiction is not then available in the Eighth Judicial District Court of the State of Nevada, then any such legal action or proceeding may be brought in any federal court located in the State of Nevada or any other Nevada state court. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Nevada, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Nevada as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Nevada as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.10 Assignment; Successor. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Eighth Judicial District Court of the State of Nevada, provided, that if jurisdiction is not then available in the Eighth Judicial District Court of the State of Nevada, then in any federal court located in the State of Nevada or any other Nevada state court, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

75

Section 11.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 11.15 Electronic Signature. This Agreement may be executed by .pdf or other electronic signature and a .pdf or other electronic signature shall constitute an original for all purposes.

Section 11.16 No Presumption against Drafting Party. Each of the Parent, SubCo and the Company acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

76

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRUGOLF HOLDINGS, INC.

By:
Name:
Title:

18141991 CANADA INC.

By:
Name:
Title:

POLYMATH RESEARCH INC.

By:
Name:
Title: